Exhibit 10.15

REDACTED Version

AMENDED AND RESTATED

GOLD PURCHASE AGREEMENT

OSISKO BERMUDA LIMITED

– and –

AQUILA RESOURCES INC.

– and –

BACK FORTY JOINT VENTURE LLC

December 7, 2021

TABLE OF CONTENTS

Article 1 INTERPRETATION		2

1.1	Defined Terms	2
1.2	Certain Rules of Interpretation	24

Article 2 PURCHASE AND SALE		25

2.1	Purchase and Sale of Refined Gold	25
2.2	Delivery Obligations	26
2.3	Invoicing	27
2.4	Gold Purchase Price	28
2.5	Payment	28

Article 3 DEPOSIT PAYMENT		28

3.1	Deposit	28
3.2	Conditions Precedent to First Deposit in Favour of the Purchaser	29
3.3	Conditions Precedent to Subsequent Deposits in Favour of the Purchaser	30
3.4	Use of Deposit	36
3.5	Deposit Record	36
3.6	Satisfaction of Conditions Precedent	36
3.7	Closing Deliveries of the Purchaser	37

Article 4 TERM		37

4.1	Term	37
4.2	Survival	37

Article 5 REPORTING; BOOKS AND RECORDS; INSPECTIONS		38

5.1	Monthly Reporting	38
5.2	Annual Reporting	38
5.3	Ongoing Reporting	38
5.4	Provision of Reports	39
5.5	Books and Records	39
5.6	Inspections	41
5.7	Technical Committee	41

Article 6 COVENANTS		41

6.1	Conduct of Operations	41
6.2	Preservation of Corporate Existence and Property/No Encumbrances	42
6.3	Processing/Commingling	43
6.4	Offtake Agreements	44
6.5	Insurance	45
6.6	Confidentiality	46
6.7	Restrictions on Business	47

6.8	Non-Arm’s Length Transactions	48
6.9	Indebtedness	48
6.10	Updated Feasibility Study	48
6.11	[REDACTED — COMMERCIALLY SENSITIVE]	48

Article 7 TRANSFERS OF INTERESTS		49

7.1	Prohibited Transfers	49
7.2	Permitted Transfers and Changes of Control	49
7.3	Abandonment	53

Article 8 SECURITY		54

8.1	Security	54
8.2	Stockpiling	54

Article 9 GUARANTEE		55

9.1	PSA Entity, Back Forty and Aquila Parent Guarantee and Indemnity	55
9.2	Guarantor Security	55

Article 10 REPRESENTATIONS AND WARRANTIES		57

10.1	Representations and Warranties of Aquila and Back Forty	57
10.2	Representations and Warranties of the Purchaser	57
10.3	Survival of Representations and Warranties	57
10.4	Knowledge	57

Article 11 AQUILA EVENTS OF DEFAULT		58

11.1	Aquila Events of Default	58
11.2	Remedies	60

Article 12 PURCHASER EVENTS OF DEFAULT		61

12.1	Purchaser Events of Default	61
12.2	Remedies	62

Article 13 ADDITIONAL PAYMENT TERMS		62

13.1	Payments	62
13.2	Taxes	62
13.3	Overdue Payments	63
13.4	Set-Off	64

Article 14 INDEMNITIES		64

14.1	Indemnity of Aquila and Back Forty	64
14.2	Indemnity of Purchaser	65

Article 15 GENERAL		65

15.1	Disputes and Arbitration	65
15.2	Further Assurances	66
15.3	No Joint Venture	66
15.4	Governing Law	66
15.5	Notices	66
15.6	Press Releases	68
15.7	Amendments	68
15.8	Beneficiaries	68
15.9	Entire Agreement	68
15.10	Waivers	68
15.11	Assignment	68
15.12	Severability	69
15.13	Costs and Expenses	69
15.14	Permitted Encumbrances	69
15.15	Amendment and Restatement of Current GPA, and Purchaser’s Consent	69
15.16	Reaffirmation	70
15.17	Counterparts	71

THIS AMENDED AND RESTATED PURCHASE AGREEMENT dated as of December 7, 2021.

BETWEEN:

OSISKO BERMUDA LIMITED, an exempted company existing under the laws of Bermuda

(the “Purchaser”)

- and -

AQUILA RESOURCES INC., a corporation incorporated under the laws of Ontario

(“Seller” or “Aquila”)

– and –

BACK FORTY JOINT VENTURE LLC, a limited liability company formed under the laws of Michigan

(“Back Forty”)

WITNESSES THAT:

WHEREAS the Purchaser, Aquila and Back Forty are party to an amended and restated gold purchase agreement dated March 10, 2021 (the “Current GPA”);

AND WHEREAS pursuant to the Arrangement Agreement, Aquila, GORO and GORO Acquisitionco propose to implement an arrangement under Section 182 of the OBCA pursuant to which, at the Effective Time, all of the issued and outstanding shares of Aquila will be acquired by GORO Acquisitionco (the “Arrangement”);

AND WHEREAS GORO Holdco is a direct wholly-owned subsidiary of GORO, and GORO Acquisitionco is a direct wholly-owned subsidiary of GORO Holdco;

AND WHEREAS in anticipation of the completion of the Arrangement, the Purchaser, Aquila and Back Forty wish to amend the Current GPA in the manner as provided for in this amended and restated gold purchase agreement (this “Agreement”), effective immediately prior to the Effective Time;

AND WHEREAS this Agreement gives effect to such amendments and restates and replaces the Current GPA in its entirety, effective from and after the time immediately prior to the Effective Time;

AND WHEREAS prior to the date hereof, the Purchaser has paid to Aquila (or is deemed to have paid to Aquila) an aggregate of $20,000,000 of the Deposit, as set forth in greater detail in Section 3.1 of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties mutually agree as follows:

ARTICLE 1 INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement (including the recitals and the schedules hereto), unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Abandonment Property” has the meaning set out in Section 7.3.

“Additional Amount” has the meaning set out in Section 13.2(b).

“Additional Term” has the meaning set out in Section 4.1(a).

“Affiliate” means, in relation to any person, any other person who is, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first mentioned person.

“Agreement” means this amended and restated purchase agreement and all attached schedules, in each case as the same may be further amended, restated, amended and restated, supplemented, modified or superseded from time to time in accordance with the terms hereof.

“Air Permit” means a permit to be issued by EGLE for the Back Forty Project under Part 55 of NREPA.

“Annual Compliance Certificate” means a certificate signed by an authorized senior officer of each of Aquila and Back Forty certifying that as of the date of such certificate:

(a)

all of the representations and warranties made by Aquila and Back Forty pursuant to this Agreement are true and accurate in all material respects (other than those representations and warranties which are subject to a materiality qualifier, which representations and warranties shall be true and accurate in all respects) as if made on and as of the date of such certificate;

(b)	no Aquila Event of Default or Material Adverse Effect has occurred and is continuing as of the date of such certificate; and

(c)	no event which with notice or lapse of time or both would become an Aquila Event of Default has occurred and is continuing as of the date of such certificate;

in each case, except as specified in such certificate, together with all material information relating to such exception, including, if applicable, any action which the PSA Entities have taken or propose to take with respect thereto, provided that the certification in clause (a)

above of this definition shall not be required in any Annual Compliance Certificate delivered after the Deposit has been fully paid by the Purchaser.

“Annual Development and Operations Report” means a written report in relation to a fiscal year with respect to the Back Forty Project, to be prepared by or on behalf of Back Forty, which shall include all of the information pertaining to the construction, commissioning or operations contained in annual reports prepared and provided to the board of directors of any of the Aquila Group Entities and to the extent not contained in such report, will also contain, for such year, a statement setting out the mineral reserves and mineral resources (by category) prepared in compliance with NI 43-101 (with the assumptions used, including cut-off grade, metal prices and metal recoveries) and the associated block model.

The Annual Development and Operations Report shall also contain a report on any Encumbrances, other than Permitted Encumbrances, placed on the assets or properties of Back Forty or the PSA Entities greater than $[REDACETED] (in the aggregate).

“Annual Forecast Report” means a written report in relation to a fiscal year with respect to the Back Forty Project, to be prepared by or on behalf of Back Forty, including with reasonable detail a forecast, based on the current Operating Plan, for such fiscal year on a month-by-month basis and over the remaining life of the mine on a year-by-year basis, including:

(a)	the amount and a description of planned development, operating and capital expenditures;

(b)	(i) types, ounces and grades of gold and silver to be mined and (ii) types, pounds and grades of copper, lead and zinc to be mined;

(c)	(i) types, ounces and grades of gold and silver to be stockpiled and (ii) types, pounds and grades of copper, lead and zinc to be stockpiled; and

(d)

with respect to the processing facilities, the types, ounces and grades of gold and silver to be processed and the types, pounds and grades of copper, lead and zinc to be processed; expected recoveries for gold, silver, copper, lead, zinc and Other Minerals; and expected doré and concentrates weight and gold, silver, copper, lead and zinc grade.

“Applicable Laws” means any international, federal, state, provincial, territorial, local or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Governmental Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a person or any of its properties, assets, business or operations.

“Applicable Percentage” has the respective meanings set out in Sections 6.5(b) and 6.5(d).

“Approved Purchaser” means a Person which (i) has sufficient financial resources to perform the obligations of Back Forty and each PSA Entity under this Agreement and under their respective Guarantees, (ii) has either net financial assets reflected on its most recent audited balance sheet of not less than $[REDACETED] or a market capitalization of not less than $[REDACETED] immediately prior to the announcement of the Change of Control or Transfer, as applicable, and (iii) has sufficient mining, engineering, operational and technical capability to continue the development and operation of the Back Forty Project and in a manner that provides reasonable assurance that the Back Forty Project will be developed and operated in a commercially reasonable manner and in accordance with Good Industry Practice, the Operating Plan and this Agreement.

“Aquila Event of Default” has the meaning set out in Section 11.1.

“Aquila Group Entity” means Aquila and any Affiliate of Aquila (including the other PSA Entities and Back Forty), from time to time.

“Aquila Offtake Agreement” means any agreement or arrangement between Aquila and Back Forty pursuant to which Aquila agrees to purchase from Back Forty all Refined Gold that is required to be delivered to the Purchaser by Aquila in accordance with the terms of this Agreement.

“Aquila Parent” means (i) from and after the Effective Time until the occurrence of a Pre- approved Change of Control, GORO Acquisitionco, and (ii) from and after a Pre-approved Change of Control, each Person holding any equity interests or voting shares of Aquila from time to time.

“Arbitration Rules” means the International Arbitration Rules of the American Arbitration Association.

“Arrangement” has the meaning set out in the recitals hereto.

“Arrangement Agreement” means the arrangement agreement dated as of October 5, 2021 between Aquila, GORO and GORO Acquisitionco.

“Associate” has the meaning ascribed to such term in the Securities Act (Ontario), as in effect on the date of this Agreement.

“Back Forty PEA Technical Report” means the Preliminary Economic Assessment of the Back Forty Project, Michigan, USA prepared by P&E Mining Consulting dated [REDACETED].

“Back Forty Project” means the Back Forty Project located in Menominee County, Michigan, as described in the Back Forty PEA Technical Report, including the mining, exploration and development operations conducted thereon, and the mines, infrastructure, equipment, inventory, processing facilities and other facilities constructed and operated at or in respect of the Back Forty Project, including all Minerals and Permits.

“Back Forty Property” means all real property interests, mineral claims, mineral leases, surface access rights and other rights, concessions and interests relating to the Back Forty Project as set forth in Schedule A-1, and all buildings, structures, improvements, appurtenances and fixtures thereon or attached thereto, whether created privately or by the action of any Governmental Authority. “Back Forty Property” shall also include (i) any term extension, renewal, replacement, conversion or substitution of any such real property interests, mineral claims, mineral leases, surface access rights and any related rights, concessions or interests, owned or in respect of the Back Forty Project at any time during the Term, whether or not such ownership or interest is held continuously, (ii) all future rights, concessions and interests that are contiguous to such real property interests, mineral claims, mineral leases, surface access rights and other rights, concessions and interests, and (iii) all future other real property interests, mineral claims, mineral leases, surface access rights and other rights, concessions or interests that have the effect of increasing the size of the Back Forty Property, in the case of (ii) and (iii) to the extent such rights, concessions and interests are located within ten (10) kilometers from the outermost boundary of the current Back Forty Property and which Back Forty or an Affiliate of Back Forty has an ownership or interest in.

“Business” means the business of the PSA Entities, on a consolidated basis, as described in the Public Disclosure Documents.

“Business Day” means any day other than a Saturday or Sunday or a day that is a statutory holiday under the laws of any of the Province of Ontario, the State of Michigan or Bermuda.

“Certificate of Arrangement” means a certificate of arrangement pursuant to Section 183(2) of the OBCA in respect of articles of arrangement giving effect to the Arrangement in accordance with a final order of the Ontario Superior Court of Justice (Commercial List) approving the Arrangement.

“Change of Control” of a person (the “Subject Person”) means the consummation of any transaction, including any consolidation, arrangement, amalgamation or merger or any issue, Transfer or acquisition of voting securities, the result of which is that any other person or group of other persons acting jointly or in concert for purposes of such transaction (1) becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the Subject Person or (2) otherwise acquires control, directly or indirectly, of the Subject Person.

“Claim” means any claim or liability of any nature whatsoever, including any demand, obligation, liability, debt, cause of action, suit, proceeding, judgment, award, assessment or reassessment.

“Collateral” means all of the property, assets, undertaking and rights of Back Forty and the PSA Entities in and relating to the Back Forty Project (but for greater certainty excluding the Excluded Assets), whether now owned or existing or hereafter acquired or arising, including real property, personal property and Mineral Interests, and specifically including, but not limited to: (a) the Back Forty Property; (b) all accounts, instruments, chattel paper, deposit accounts, documents, intangibles, goods (including inventory, equipment and fixtures), money, letter of credit rights, supporting obligations, claims, causes of action and other legal rights and investment property; (c) all products, proceeds (including proceeds of proceeds), rents and profits of the foregoing; and (d) all books and records of Back Forty and the PSA Entities related to any of the foregoing.

“Collective Deposits” means, collectively, the First Deposit, the Second Deposit, the Third Deposit, the Interim Deposit, the Fourth Deposit, the Fifth Deposit and the Sixth Deposit.

“Commencement of Commercial Production” means the time when the Process Plant has operated to process Minerals over 30 consecutive days, at an average of 60% of design capacity as set forth in the Operating Plan most recently approved by the Purchaser.

“Commencement of Commercial Production Date” means [REDACETED – COMMERCIALLY SENSITIVE].

“Commingling Plan” has the meaning set out in Section 6.3.

“Confidential Information” has the meaning set out in Section 6.6(a).

“Contaminant” means any solid, liquid, gas, odor, heat, sound, vibration, radiation, or combination of any of them, that is reasonably expected to:

(a)	materially impair the quality of the environment for any use that can be made of it;

(b)	materially injure or damage property or plant or animal life;

(c)	materially and adversely affect the health of any individual;

(d)	materially impair the safety of any individual;

(e)	materially render any plant or animal life unfit for use by man; or

(f)	create a liability under any Environmental Law;

and includes any “contaminant” within the meaning assigned to such term in any Environmental Law.

“Contract” means in respect of any person, any written or oral agreement, indenture, contract, lease, sublease, deed of trust, licence, option or other legal enforceable obligation of, or in favour of the applicable person.

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

“Current GPA” has the meaning set out in the recitals hereto.

“Dam Safety Permit” means a permit to be issued by EGLE for the Back Forty Project under Part 315 of NREPA.

“Data Room” means the virtual data room created by Aquila and hosted by Dropbox, as populated at 5:00 p.m. (Toronto time) on the Business Day preceding the date of the Current GPA.

“Date of Delivery” has the meaning set out in Section 2.2(c).

“Deposit” has the meaning set out in Section 3.1.

“Deposit Balance” means [REDACETED - COMMERCIALLY SENSITIVE]

“Deposit Record” has the meaning set out in Section 3.5.

“Deposit Reduction Date” means the date on which the Deposit Balance is reduced to nil in accordance with this Agreement.

“Deposit Repayment Default Amount” has the meaning set out Section 11.2(a)(ii).

“Deposit Request” has the meaning set out in Section 3.3(c)(i).

“Designated Percentage of Payable Gold” means (i) from the date hereof to and including the Production Threshold Date, the Threshold Stream Percentage; and (ii) after the Production Threshold Date, the Tail Stream Percentage.

“Distribution” means, with respect to any PSA Entity:

(a)	the retirement, redemption, retraction, purchase or other acquisition by such PSA Entity of any securities of such PSA Entity;

(b)	the declaration or payment of any dividend, return of capital or other distribution (in cash, securities or other property or otherwise) of, on or in respect of, any securities of such PSA Entity;

(c)

any payment, repurchase or other acquisition by such person of, or on account of, any debt of such PSA Entity held by any Aquila Group Entity, including in respect of principal, interest, bonus, premium or otherwise; or

(d)	any other payment or distribution (in cash, securities or other property, or otherwise) by such person of, on or in respect of its securities.

“Effective Date” means the date of issue of the Certificate of Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“EGLE” means the Michigan Department of Environment, Great Lakes, and Energy, formerly known as the Michigan Department of Environmental Quality.

“Encumbrances” means any and all mortgages, charges, assignments, hypothecs, pledges, security interests, liens, contractual rights of set-off and other encumbrances of every nature and kind, whether contingent or absolute and any agreement, option or privilege capable of becoming any of the foregoing (whether consensual, arising by law or otherwise) that secures the payment of any Indebtedness or liability or the observance, payment or performance of any obligation.

“Environmental Laws” means all Applicable Laws relating to the protection of the environment, natural resources, human health and safety, Hazardous Substances, the assessment of environmental and social impacts or the rehabilitation, reclamation and closure of lands used in connection with the Back Forty Project.

“Excluded Assets” means the shares of, and any assets of, REBgold Corporation and any of its subsidiaries from time to time, provided that none of such entities holds a direct or indirect interest in Back Forty or any Collateral.

“Existing Guarantee” has the meaning set out in Section 9.1(a).

“Excluded Taxes” has the meaning set out in Section 13.2(c).

“Feasibility Study” means [REDACETED - COMMERCIALLY SENSITIVE].

“Fifth Deposit” has the meaning set out in Section 3.1(f).

“Financial Statements” means the audited consolidated financial statements of Aquila as at and for the year ended December 31, 2019, including the notes thereto, together with the auditor’s report thereon, and the unaudited consolidated financial statements of Aquila as at and for the three months ended September 30, 2020, each of which form part of the Public Disclosure Documents.

“First Deposit” has the meaning set out in Section 3.1(a).

“Fourth Deposit” has the meaning set out in Section 3.1(e).

“Gold Purchase Price” has the meaning set out in Section 2.4.

“GORO” means Gold Resource Corporation, a corporation incorporated under the laws of the State of Colorado.

“GORO Acquisitionco” means Gold Resource Acquisition Sub, Inc., a corporation incorporated under the laws of the State of Colorado.

“GORO Entity” means, from and after the Effective Time and from time to time, GORO and any other person (now or hereafter formed or acquired) that holds or acquires directly or indirectly any interest in Aquila, including GORO Acquisitionco and GORO Holdco.

“GORO Holdco” means Gold Resource Corporation (USA), a corporation incorporated under the laws of the State of Colorado.

“Good Industry Practice” means, in relation to any decision or undertaking, the exercise of that degree of diligence, skill care, prudence, oversight, economy and stewardship which is commonly observed or would reasonably be expected to be observed by international mining companies in the operation of projects similar to the Back Forty Project in the United States or Canada.

“Governmental Authority” means any international, federal, state, provincial, territorial, municipal or local government, agency, department, ministry, authority, board, tribunal, commission or official, including any such entity with power to tax, or exercise regulatory or administrative functions, or any court, arbitrator (public or private), stock exchange or securities commission.

“Guarantee” has the meaning set out in Section 9.1.

“Guaranteed Obligations” means all present and future debts, liabilities and obligations of Aquila Parent, Back Forty or any PSA Entity to the Purchaser under or in connection with this Agreement or the other Transaction Documents, including its obligations under Article 2 and to pay any amounts under this Agreement, including an award of the arbitrators under Section 15.1.

“Guarantor Collateral” has the meaning set out in Section 9.2(a).

“Guarantor Security Agreements” has the meaning set out in Section 9.2(a).

“Guarantor Security Supporting Documents” has the meaning set out in Section 9.2(a).

“Hazardous Substances” means any substance, material or waste defined, regulated, listed or prohibited by Environmental Laws, including pollutants, Contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos.

[REDACETED - COMMERCIALLY SENSITIVE].

[REDACETED - COMMERCIALLY SENSITIVE].

[REDACETED - COMMERCIALLY SENSITIVE].

[REDACETED - COMMERCIALLY SENSITIVE].

“Indebtedness” of any person means, without duplication:

(a)	all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, bills or other similar instruments;

(b)	all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for such person’s account;

(c)

all obligations of such person under any lease that is required to be classified and accounted for as a capital or financed lease for financial accounting purposes or under any synthetic lease, tax retention, operating lease or other lease having substantially the same economic effect as a conditional sale, title retention agreement or similar arrangement;

(d)

all obligations of such person in respect of the deferred purchase price of property or services including pursuant to this Agreement or any other forward or prepaid sale of a Mineral Interest (excluding current accounts payable incurred in the ordinary course of business);

(e)

all indebtedness of another person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, upon or in property owned by such person, even if such person has not assumed or become liable for the payment of such obligations or such obligations are limited in recourse;

(f)

all obligations of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(g)	all guarantees, indemnities and other obligations (contingent or otherwise) of such person in respect of Indebtedness of another person; and

(h)

all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any equity, ownership or profit interests in such person within ten years from the date of issuance thereof.

“Initial Term” has the meaning set out in Section 4.1(a).

“Insolvency Event” means, in relation to any person, any one or more of the following events or circumstances:

(a)	proceedings are commenced for the winding-up, liquidation or dissolution of it, unless it in good faith actively and diligently contests such proceedings resulting in a dismissal or stay thereof within 30 days of the commencement of such proceedings;

(b)

a decree or order of a court of competent jurisdiction is entered adjudging it to be bankrupt or insolvent (unless vacated), or a petition seeking reorganization, arrangement or adjustment of or in respect of it is approved under Applicable Laws relating to bankruptcy, insolvency or relief of debtors;

(c)

it makes an assignment for the benefit of its creditors, or petitions or applies to any court or tribunal for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or commences for itself or acquiesces in or approves or has filed or commenced against it any proceeding under any Applicable Law relating to bankruptcy, insolvency, reorganization, arrangement or readjustment of debt or any proceeding for the appointment of a receiver or trustee for itself or any substantial part of its assets or property, or has a liquidator, administrator, receiver, trustee, conservator or similar person appointed with respect to it or any substantial portion of its property or assets unless such proceeding, assignment or appointment is involuntary and dismissed, vacated or stayed within 30 days of commencement of such proceeding; or

(d)	a resolution of its board of directors is passed for any of the foregoing.

“Intellectual Property” means all trade-marks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand names, industrial designs and all other industrial or intellectual property owned or used by Aquila Parent or any PSA Entity in connection with the Back Forty Project, and all applications therefor and all goodwill in connection therewith, including all licences, registered user agreements and all like rights used by or granted to Aquila Parent or any PSA Entity in connection with the Back Forty Project.

“Intercreditor Agreement” means the intercreditor agreement dated as of the date of the Original GPA among the Purchaser, the Silver Purchaser, the Seller, each other PSA Entity, Back Forty and, following the Effective Time, GORO Acquisitionco.

“Interim Deposit” has the meaning set out in Section 3.1(d).

“Interim Deposit Funding Date” means the date on which the Seller has satisfied the conditions in Section 3.3(g).

“Lenders” means the lenders, administrative agents and collateral agents or trustees, as applicable, from time to time under or in respect of any Project Facility.

“Limited Recourse Guarantee” has the meaning set out in Section 9.1(b).

“Losses” means any and all damages, claims, losses, diminution of value, liabilities, fines, injuries, costs, penalties and expenses (including reasonable legal fees). Losses shall not include consequential, special, exemplary, indirect, incidental or punitive damages or loss of profits or opportunity except to the extent such losses are awarded to a third party in connection with a Third Party Claim.

“Lot” means the applicable quantity of each shipment of concentrate or any other product containing Minerals to an Offtaker pursuant to an Offtake Agreement.

“Material Adverse Effect” means any change, event, occurrence, circumstance, fact or effect that, when taken individually or together with all other events, occurrences, changes or effects has, or could reasonably be expected to have, a material adverse effect on:

(a)

the operations, results of operations, business, affairs, properties, assets, prospects, liabilities and obligations (contingent or otherwise), capitalization or condition (financial or otherwise) of the PSA Entities, taken as a whole;

(b)

the Back Forty Project, including (A) the ability of (1) Aquila Parent, Back Forty or any PSA Entity to perform its obligations under any Transaction Document, as applicable, or (2) Back Forty to develop or operate the Back Forty Project substantially in accordance with the Operating Plan in effect at the time of the occurrence of such change, event, occurrence, circumstance, fact or effect; or (B) any significant decrease to expected gold production from the Back Forty Project based on the Back Forty PEA Technical Report or any subsequent Operating Plan in effect at the time of the occurrence of such change, event, occurrence, circumstance, fact or effect; or

(c)

the legality, validity, binding effect or enforceability against Aquila Parent, Back Forty or any PSA Entity of any Transaction Document to which it is a party or the Purchaser’s rights and remedies under the Security Documents, provided, in each case, that it shall not include any event, change or effect resulting from (i) the announcement of the execution of this Agreement or any other Transaction Document contemplated herein or therein; or (ii) any change in the price of the publicly listed stock of Aquila or, from and after the Effective Time, GORO; or (iii) any change in commodity prices (it being understood that the underlying effects, events, facts or occurrences giving rise to any of (i), (ii) or (iii) that are not otherwise excluded by this proviso may be determined, acting reasonably, to constitute, or give rise to, a Material Adverse Effect).

“Material Contract” means each Contract listed on Disclosure Schedule E-(o) and any other Contract which is material to the Business, having regard to the potential consequences of the breach, loss or termination of such Contract, and which includes a Contract that involves the potential expenditure of more than $[REDACETED] in the aggregate.

[REDACETED - COMMERCIALLY SENSITIVE].

“Mine Permit” means [REDACETED - COMMERCIALLY SENSITIVE].

“Mineral Interest” means any royalty, stream, participation or production interest, or any agreements that are similar to a royalty, stream, participation or production interest agreement, in each case in respect of any Minerals.

“Mineral Reserves” means proven mineral reserves and probable mineral reserves as defined and incorporated under NI 43-101.

“Minerals” means any and all marketable metal bearing material in whatever form or state that is mined, produced, extracted or otherwise recovered from the Back Forty Property, and including any such material derived from any processing or reprocessing of any tailings, waste rock or other waste products originally derived from the Back Forty Property, and including ore and any other products resulting from the further milling, processing or other beneficiation of Minerals, including concentrates or doré.

“Monthly Development and Operations Report” means a written report prepared by or on behalf of Back Forty in relation to the immediately preceding calendar month, which report shall include all material information pertaining to the development or operations of the Back Forty Project, including the following information for such month:

(a)

a review of the permitting, development or operating activities for the month and a report on any material issues, departures from, or contemplated or potential changes to the Operating Plan, as applicable;

(b)	a summary of the actual Project Costs incurred on a cumulative and monthly basis (including costs committed to and/or actually funded, and, if applicable, the expected time of funding);

(c)

variances of actual Project Costs from projected Project Costs in the Operating Plan and any actual or expected adverse impact on the production or recovery of Produced Gold, whether as to quantity or timing, together with the details of the plans to resolve or mitigate such matters;

(d)	the percentage completion of the major elements of construction compared to the Operating Plan;

(e)	the anticipated date of Commencement of Commercial Production, if it has not already occurred;

(f)	an update on the preparation of the Feasibility Study, including any preliminary results and providing any draft feasibility studies completed prior to or available as of such date; and

(g)

an update on any changes to the rights and interests comprising the Back Forty Property, including any steps taken during the period to preserve the validity of any portion of the Back Forty Property; and

(h)	details of any material health and safety violations and/or material violations of Applicable Laws.

“Monthly Production and Sales Report” means a written report in relation to a calendar month with respect to the Back Forty Project that contains, for such month:

(a)	(i) types, ounces and grades of mined gold and silver and (ii) types, pounds and grades of mined copper, lead and zinc;

(b)	(i) types, ounces and grades of stockpiled gold and silver and (ii) types, pounds and grades of stockpiled copper, lead and zinc;

(c)

tonnes of Minerals processed by and resulting concentrates from the processing facilities related to the Back Forty Project in total and separately with respect to the Back Forty Property, and similar information with respect to any other processing facilities;

(d)

the number of ounces of gold and silver contained in Minerals processed during such month and the number of pounds of copper, lead and zinc contained in Minerals processed during such month, but not delivered to an Offtaker by the end of such month;

(e)

a summary of deliveries made to Offtakers during such month showing, among other things, provisional Refined Gold and Produced Gold amounts and related Offtaker Settlements and any final settlement adjustments made during such month;

(f)

copies of available Offtaker Settlement Sheets and other Offtaker statements, invoices or receipts, or if the sharing of such documents is restricted by applicable confidentiality restrictions or Applicable Laws, such other information that will allow the Purchaser to verify all aspects of the deliveries of Refined Gold and compliance with other provisions of this Agreement;

(g)	the aggregate number of ounces of Refined Gold delivered to the Purchaser under this Agreement up to the end of such month;

(h)	a detailed calculation of the Deposit Balance as of the end of such month; and

(i)	such other information regarding the calculation of the amount of Refined Gold delivered to the Purchaser as the Purchaser may reasonably request.

“Net Present Value of the Remaining Stream” means the net present value of the Purchaser’s rights under this Agreement based on (i) the calculation methodology contained in the then current Operating Plan, (ii) the future production set forth in the then current Operating Plan, and (iii) published Selected Commodity Analysts consensus annual future prices for gold and silver.

“Net Proceeds” means, with respect to the receipt of proceeds under Sections 6.5(b), 6.5(d) and 6.5(e), the aggregate amount received by the Aquila Group Entities less the fees, costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Purchaser upon request) incurred or paid to a third party by any Aquila Group Entity in connection with the claim giving rise to such proceeds, without deduction for any insurance premiums or similar payments.

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators, as it may be amended from time to time, or any successor instrument, rule or policy.

“NREPA” means the Michigan Natural Resources and Environmental Protection Act (Act 451 of 1994, as amended).

“OBCA” means the Business Corporations Act (Ontario).

“Offtake Agreement” means any agreement entered into by any Aquila Group Entity with any person (including spot sales) (i) for the sale of Minerals to such person (other than an intra-company sale between Aquila Group Entities that precedes the sale of Minerals to an arm’s length third party, including pursuant to the Aquila Offtake Agreement), or (ii) for the smelting, refining or other beneficiation of Minerals by such person for the benefit of any Aquila Group Entity, as may be amended, restated, amended and restated, supplemented, modified or superseded from time to time.

“Offtaker” means any person that enters into an Offtake Agreement with an Aquila Group Entity.

“Offtaker Settlement” means (i) with respect to Minerals purchased by an Offtaker from an Aquila Group Entity, the receipt by an Aquila Group Entity of payment, or other consideration from the Offtaker, whether provisional or final, and (ii) with respect to Minerals refined, smelted or otherwise beneficiated by an Offtaker on behalf of an Aquila Group Entity, the receipt by an Aquila Group Entity of Refined Gold or other materials or payments derived from or relating to Produced Gold in accordance with the applicable Offtake Agreement.

“Offtaker Settlement Sheets” means the final documents from an Offtaker (or if such final documents are not available in the case of a provisional payment, the relevant documents on which such provisional payment has been determined) or such other relevant documents, in each case evidencing at least the amount of Minerals, including Produced Gold, in each Lot.

“Operating Plan” means the development plan or operating plan, as applicable, for the Back Forty Project, as the same may be amended, supplemented or replaced in accordance with the provisions of this Agreement from time to time, and initially shall be the Back Forty Project PEA Technical Report.

“Original GPA” means the original gold purchase agreement between the Purchaser, Aquila and Back Forty dated November 8, 2017, which was amended and restated by an amended and restated gold purchase agreement dated June 16, 2020, and further amended and restated by the Current GPA (any such agreement being referred to herein as a “Prior GPA”).

“Original Wetlands Permit” means Permit No. WRP011785, issued for the Back Forty Project by EGLE on June 4, 2018 under Parts 31 (Flood Plain), 301 (Inland Lakes and Streams) and Part 303 (Wetlands Protection) of NREPA and subject of the Wetlands Permit Decision.

“Orion Subscription Agreement” means the subscription agreement dated March 31, 2015 between Orion Fund JV Limited and Aquila.

“Other Minerals” means any and all marketable metal bearing material in whatever form or state (including ore) that is mined, produced, extracted or otherwise recovered from any location that is not within the Back Forty Property.

“Parties” means the parties to this Agreement.

“Payable Gold” means during the Term the applicable percentage of Produced Gold set forth in Schedule B and as otherwise determined in accordance with Section 2.1(b).

“PCMLA” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Permits” means all material licenses, permits, approvals (including environmental approvals), authorizations, rights (including surface and access rights), privileges, concessions or franchises necessary for the development and operation of the Back Forty Project, including any contemplated by the Operating Plan, as amended from time to time, but excluding the Original Wetlands Permit until such time as the Wetlands Permit Decision is successfully appealed.

“Permitted Disposition” means (i) any Transfer of Minerals in accordance with this Agreement, the Silver Purchase Agreement or an Offtake Agreement, (ii) any Transfer of obsolete, worn out or no longer useful tangible personal property, or any tangible personal property that is being replaced with newly acquired tangible personal property, whether now owned or hereafter acquired, (iii) any Transfer of other assets of Back Forty or any PSA Entity the aggregate fair value of which shall not exceed the lesser of [REDACETED]% of the total value of all of the assets of the Back Forty Project or $[REDACETED - COMMERCIALLY SENSITIVE] (12)-month period, (iv) the grant of a Permitted Encumbrance, and (v) any abandonment in compliance with Section 7.3.

“Permitted Distributions” means (a) any Distributions among PSA Entities, or (b) Distributions to be used to satisfy the use of the Deposit as permitted under Section 3.4.

“Permitted Encumbrances” means any Encumbrance in respect of the Back Forty Project constituted by the following:

(a)

inchoate or statutory liens for taxes, assessments, royalties, property improvements, rents or charges not at the time due or payable, or being contested in good faith through appropriate proceedings and for which adequate reserve has been made;

(b)	statutory liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation other than in the context of a breach of laws or Permits;

(c)

minor discrepancies in the legal description or acreage of or associated with the Back Forty Property, or any adjoining properties, or other matters which would be disclosed in an up to date survey performed in accordance with the current requirements set by the American Land Title Association and American Congress of Surveying and Mapping, and any recorded easements and recorded restrictions or covenants that run with the land in either case which do not materially detract from the value of, or materially impair the use of, the Back Forty Property, for the purpose of conducting and carrying out mining operations thereon;

(d)

interests (including, with respect to any portion of River Road on the Back Forty Property, mineral interests), rights of way for or reservations or rights of others in relation to applicable roads, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances, surface access rights or other restrictions as to the use of the Back Forty Property, which do not in the aggregate materially detract from the use of the Back Forty Property, for the purpose of conducting and carrying out mining operations thereon.

(e)

liens or other rights granted by Back Forty to secure performance of statutory obligations or regulatory requirements (including reclamation obligations) in connection with the Back Forty Project, which do not in the aggregate materially detract from the use of the Back Forty Property, for the purpose of conducting and carrying out mining operations thereon;

(f)	a right of title retention in connection with the acquisition by Back Forty or a PSA Entity of goods in the ordinary course of business;

(g)	security deposits with any Governmental Authority and utilities in the ordinary course of business of Back Forty or a PSA Entity;

(h)	the Security Documents;

(i)	Encumbrances securing obligations under the Silver Purchase Agreement, provided that such Encumbrances are subject to the Intercreditor Agreement;

(j)

liens granted to secure Indebtedness permitted under items (a) (Project Facility), (b) (Permitted Hedging), (c) (equipment and receivable financings) or (h) (corporate credit card facility) of the definition of Permitted Indebtedness;

(k)

any Encumbrances securing Indebtedness, the outstanding principal amount of which (when aggregated with the outstanding principal or net liability amount of any other Indebtedness which has the benefit of Encumbrances given by any PSA Entity pursuant to this paragraph (k)) does not exceed in the aggregate $[REDACETED] provided such Encumbrances rank subordinate in interest to the Security;

(l)	any Encumbrance arising under standard bank account agreement terms with respect to a bank account of such Person;

(m)

any Encumbrance set out on Schedule H (including any extension, renewal or refinancing thereof, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing and the Encumbrance is not extended to any additional property); and

(n)	an Encumbrance created with the Purchaser’s prior written consent.

“Permitted Hedging” means derivative or hedging arrangements, (i) entered into prior to Commencement of Commercial Production, only to the extent required by the terms of the Project Facility and pursuant to a hedging plan and policy approved by the Purchaser, acting reasonably, (ii) entered into following the Commencement of Commercial Production and prior to the Deposit Reduction Date, only pursuant to a hedging plan and policy approved by the Purchaser, acting reasonably, or (iii) entered into following the Deposit Reduction Date.

“Permitted Indebtedness” means:

(a)	Indebtedness incurred and available to be drawn under a Project Facility in accordance with Section 6.9(b) (including Permitted Hedging obligations prior to Commencement of Commercial Production);

(b)	Permitted Hedging obligations following the Commencement of Commercial Production;

(c)

Indebtedness incurred by Back Forty constituting (a) equipment financing that is secured only by the underlying equipment and (b) receivable financing that is secured only by the underlying receivables;

(d)	Indebtedness incurred under this Agreement or the Security Documents or secured by any Permitted Encumbrances;

(e)

Indebtedness in respect of surety or completion bonds, standby letters of credit or letters of guarantee securing mine closure, asset retirement and environmental reclamation obligations of Back Forty to the extent required by Applicable Laws or Governmental Authority;

(f)

any unsecured liability under any agreement entered into in the ordinary course of business for the acquisition of any asset or service where payment for the asset or service is deferred for a period of not more than 90 days;

(g)	Indebtedness incurred by a PSA Entity from another Aquila Group Entity that is unsecured and is subject to a Subordination and Postponement of Claims;

(h)	Indebtedness related to a corporate credit card facility, provided that the aggregate amount of all such Indebtedness does not exceed $[REDACETED] at any time;

(i)	Indebtedness set out under the heading "Permitted Future Indebtedness" on Schedule E-(p); and

(j)	any other Indebtedness with the Purchaser’s prior written consent.

“person” includes an individual, corporation, body corporate, limited or general partnership, joint stock company, limited liability corporation, joint venture, association,

company, trust, bank, trust company, Governmental Authority or any other type of organization or entity, whether or not a legal entity.

“Pledged Shares” means all of the issued and outstanding (i) equity and voting securities of each PSA Entity and (ii) member and other equity interests of Back Forty.

“Pre-approved Change of Control” means a Change of Control of all of the Aquila Group Entities if:

(a)	the person acquiring control of any Aquila Group Entity acquires control of all of the Aquila Group Entities;

(b)

the person acquiring control of the Aquila Group Entities, or if the person acquiring such control is a subsidiary of an ultimate parent owner, then such ultimate parent owner, is an Approved Purchaser;

(c)

on or prior to the date of such Change of Control (subject to Section 9.2(i) in connection with the Arrangement), each person who will, upon the completion of such Change of Control, be Aquila Parent: (i) executes and delivers to the Purchaser (A) a Limited Recourse Guarantee, and (B) a share pledge pursuant to which such person (or its subsidiary) pledges to the Purchaser 100% of the issued and outstanding equity interests of Aquila, each in form and substance satisfactory to the Purchaser, acting reasonably; and (ii) causes to be delivered to the Purchaser one or more customary legal opinions in form and substance satisfactory to the Purchaser, acting reasonably, of such person’s legal counsel addressed to the Purchaser relating to the existence of, and power and authority of, the person acquiring such control, the enforceability of the aforementioned limited recourse guarantee and share pledge and the validity and perfection thereof, and such other matters as the Purchaser may reasonably request;

(d)

no material consent for such Change of Control (including those which if not obtained would constitute a breach of Applicable Law) is required from any Governmental Authority or other person that has not already been obtained prior to the effectiveness of, and in connection with, such Change of Control; and

(e)

immediately prior to the Change of Control, there is no Aquila Event of Default that has occurred and is continuing or an event or circumstance which, with notice or the passage of time would give rise to an Aquila Event of Default and immediately after such Change of Control there shall not be a Aquila Event of Default or an event or circumstance which, with notice or the passage of time would give rise to a Aquila Event of Default (or its equivalent) in each case under the Agreement.

“Prior GPA” has the meaning set out in the definition of “Original GPA” herein.

“Process Plant” means the process plant to be completed in connection with the Back Forty Project substantially as contemplated in the Operating Plan and used to process Minerals.

“Produced Gold” means any and all gold in whatever form or state that is contained in Minerals recovered from the Back Forty Property.

“Production Threshold” means 105,000 ounces of Refined Gold.

“Production Threshold Date” means the date on which such number of ounces of Refined Gold that is equal to the Production Threshold have been delivered by the Seller to the Purchaser pursuant to the terms of this Agreement.

“Project Costs” means all capital expenditures incurred by a PSA Entity or Back Forty for the purposes of developing the Back Forty Project, including escalation, contingencies, initial working capital, taxes, duties, expenditures for plant equipment, spares and other capital goods, inventory, capital expenditures required to maintain the Back Forty Project at its design capacity (including repairs and replacements funded by insurance proceeds), interest during construction, financing fees and expenses and other development costs, as initially set out on Schedule C and as the same may be amended from time to time and provided to the Purchaser.

“Project Facility” means any senior secured third party credit facility, of not less than

$[REDACETED], the net proceeds of which are used solely to finance the development of the Back Forty Project in accordance with the Feasibility Study and Section 6.9.

“Project Net Present Value” means the net present value of the Back Forty Project based on (i) the calculation methodology contained in the then current Operating Plan, (ii) the future production set forth in the then current Operating Plan, and (iii) published Selected Commodity Analysts consensus annual future prices for Minerals.

“PSA Entity” means from time to time, Aquila, Aquila Resources Corp., Aquila Resources USA Inc., Aquila Michigan Inc. and any other person (now or hereafter formed or acquired) that holds or acquires directly or indirectly any interest in Back Forty or the Collateral; provided for greater certainty, that if any such person transfers or otherwise ceases to hold any direct or indirect interest in Back Forty or the Collateral in accordance with Article 7, it will cease to be a PSA Entity for the purposes of this Agreement and the other Transaction Documents; and further provided for greater certainty, that no GORO Entity will be a PSA Entity so long as it does not hold a direct or indirect interest in Back Forty or any Collateral, except through its direct or indirect interest in Aquila.

“Public Disclosure Documents” means, collectively, all of the documents which have been filed by or on behalf of Aquila with the relevant Securities Regulators pursuant to the requirements of Securities Laws, including all documents publicly available on Aquila’s SEDAR profile.

“Purchaser Event of Default” has the meaning set out in Section 12.1.

“Receiving Party” has the meaning set out in Section 6.6(a).

“Refined Gold” means marketable metal bearing material in the form of gold bars or coins that is refined to standards meeting or exceeding 995 parts per 1,000 fine gold, and otherwise conforming to the London Bullion Market Association (or a successor market, satisfactory to the Purchaser, acting reasonably) specifications for good delivery.

“Related Party” means, with respect to any person (the “first named person”), any person that does not deal at arm’s length with the first named person or is an Associate of the first named person and, in the case of Aquila, means (a) any director, officer, employee or Associate of Aquila or any subsidiary, (b) any person that does not deal at arm’s length with Aquila or any subsidiary, (c) any person that does not deal at arm’s length with, or is an Associate of, a director, officer, employee or Associate of Aquila or any subsidiary, and (d) any person who directly or indirectly owns or exercises control or direction over more than ten percent (10%) of the issued and outstanding common shares of Aquila.

“Reference Price” means, with respect to any day, the daily per ounce LBMA PM Fixing Gold Price in U.S. dollars quoted by the London Bullion Market Association for Refined Gold on such day or, if such day is not a trading day, the immediately preceding trading day; provided that if, for any reason, the LBMA PM Fixing Gold Price is no longer confirmed, acknowledged or quoted by the London Bullion Market Association, the Reference Price shall be determined by reference to the price of Refined Gold on a commodity exchange acceptable to the Purchaser, acting reasonably.

“Royalties” means the royalties set out in Schedule A-2.

“Second Deposit” has the meaning set out in Section 3.1(b).

“Securities Laws” means all applicable securities laws and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the Securities Regulators, and all rules and policies of the TSX and any other stock exchange on which securities of Aquila are traded.

“Securities Regulators” means, collectively, the securities regulators or other securities regulatory authorities in British Columbia, Alberta, Saskatchewan, Nova Scotia, Ontario and in any other jurisdictions whose Securities Laws are applicable to Aquila.

“Security” means the Encumbrances granted in favour of the Purchaser pursuant to the Security Documents.

“Security Documents” has the meaning set out in Section 8.1(b).

“Security Supporting Documents” has the meaning set out in Section 8.1(b).

“Selected Commodity Analysts” means the respective division, group or entity of each of the following, which is responsible for forecasting metal prices for gold, silver and other applicable metals: Bank of America Merrill Lynch, BMO Capital Markets, CIBC World Markets, Credit Suisse, Stifel GMP, Morgan Stanley, RBC Capital Markets, Scotia Capital, TD Securities and UBS Securities, provided that any of the foregoing that has not published forecasts for the applicable metal(s) prior to end of the last calendar quarter shall be excluded with respect to such metal(s) and the foregoing list may be updated by the Parties, acting reasonably, in writing from time to time in order to remove and replace any institution that ceases to publish the relevant information. Where such term is used herein, the reference to consensus prices shall be determined based on the most recent forecast published by such persons.

“Shares”, in the case of a body corporate, means shares (voting or otherwise) in the body corporate, and in the case of any other person, means shares, partnership or member interests, or voting, equity, participating or other ownership interests in that person, and includes any option or other right to acquire Shares and any security convertible into or exchangeable for Shares.

“Silver Purchase Agreement” means the amended and restated silver purchase agreement dated as of the date hereof among the Silver Purchaser, Aquila and Back Forty.

“Silver Purchaser” means Osisko Bermuda Limited (successor by amalgamation to Orion Titheco Limited) in its capacity as purchaser under the Silver Purchase Agreement.

“Sixth Deposit” has the meaning set out in Section 3.1(g).

“Subordination and Postponement of Claims” means a subordination and postponement of claims in favour of the Purchaser in respect of Indebtedness of a PSA Entity owing to an Aquila Group Entity pursuant to which, among other things, the holder of such Indebtedness agrees that such Indebtedness will be subordinated and postponed to the Guaranteed Obligations and that no interest or principal in respect of such Indebtedness shall be payable while any Guaranteed Obligations remain outstanding, except as permitted by Section 9.2(e), and that no Encumbrances have been or will be taken by such holder for such Indebtedness, and which shall otherwise be in form and substance satisfactory to the Purchaser acting reasonably.

“Subscription Agreement” means the subscription agreement dated November 8, 2017 between the Purchaser and the Seller.

“Subsequent Deposits” has the meaning set out in Section 3.1(g).

“subsidiary” means, with respect to any person, any other person which is, directly or indirectly, controlled by that person.

“Tail Stream Percentage” means 50% of the Threshold Stream Percentage.

“Tax Returns” means all returns, reports, declarations, elections, information statements and forms, including any schedules thereto, required by any Governmental Authority to be made, prepared or filed in respect of Taxes by the relevant entity.

“Taxes” means all taxes, surtaxes, duties, levies, imposts, tariffs, fees, assessments, reassessments, withholdings, dues and other charges of any nature, whether disputed or not, by a Governmental Authority, and instalments in respect thereof, including such amounts imposed or collected on the basis of: income; capital, real or personal property; payments, deliveries or transfers of property of any kind to residents or non-residents; purchases, consumption, sales, use, import, export of goods and services; mining;

distributions; equity; together with penalties, fines, additions to tax and interest thereon; and “Tax” shall have a corresponding meaning.

“Technical Committee” means the Technical, Environmental, Health and Safety Committee of the board of directors of the Seller, established on March 6, 2019, to provide on-going review of the safety, environmental, design, construction and operational readiness of the Back Forty Project.

“Term” has the meaning set out in Section 4.1(a).

“Third Deposit” has the meaning set out in Section 3.1(c).

“Third Party” has the meaning set out in Section 6.6(a)(i).

“Threshold Stream Percentage” means 18.5% of the number of ounces of Payable Gold in respect of any Minerals from the Back Forty Property for which any Aquila Group Entity receives an Offtaker Settlement.

“Time of Delivery” has the meaning set out in Section 2.2(c).

“Transaction Documents” means, collectively, this Agreement, the Subscription Agreement, the Guarantees, the Security Documents, the Intercreditor Agreement and each other agreement, document, instrument or certificate delivered for the benefit of the Purchaser pursuant to or otherwise in connection with any of this Agreement, the Subscription Agreement, the Guarantees and the Security Documents.

“Transfer” means to, directly or indirectly, sell, transfer, assign, convey, dispose or otherwise grant a right, title or interest (including expropriation or other transfer required or imposed by law or any Governmental Authority), whether voluntary or involuntary.

“Transfer Price” means, in respect of each delivery of Refined Gold by the Seller to the Purchaser hereunder, 30% of the Reference Price, subject to a maximum of $600 per ounce of Refined Gold.

“TSX” means Toronto Stock Exchange.

“Unpaid Deposit” has the meaning set out in Section 12.1(a).

“Updated Feasibility Study” has the meaning set out in Section 3.3(d)(iv).

“Wetlands Permit” means [REDACETED - COMMERCIALLY SENSITIVE].

“Wetlands Permit Decision” means the opinion issued by an administrative law judge dated January 4, 2021 which denies the Original Wetlands Permit.

1.2	Certain Rules of Interpretation

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires:

(a)

The terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof.

(b)	References to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement.

(c)	Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(d)	Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(e)	The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)

A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time.

(h)

A reference to an agreement includes all schedules, exhibits and other appendices attached thereto and means such agreement as amended, supplemented, restated, amended and restated or replaced from time to time.

(i)	Time is of the essence in the performance of the Parties’ respective obligations under this Agreement.

(j)

Unless specified otherwise, in this Agreement a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Toronto time) on the next Business Day.

(k)	Unless specified otherwise in this Agreement, all statements or references to dollar amounts in this Agreement are to United States of America dollars.

(l)	Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under generally accepted accounting principles applicable to such entity at the relevant time, in effect from time to time (which may be Canadian generally accepted accounting principles), consistently applied, and all determinations of an accounting nature required to be made shall be made in a manner consistent with such applicable generally accepted accounting principles.

(m)

For the purposes of the Interest Act (Canada), whenever interest to be paid hereunder is to be calculated on the basis of 360 days, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

(n)	The following schedules are attached to and form part of this Agreement:

Schedule A-1	-	Description of Back Forty Property (with Map)
Schedule A-2	-	Royalties
Schedule B	-	Payable Gold
Schedule C	-	Project Costs
Schedule D	-	Dispute Resolution - Confidentiality
Schedule E	-	Aquila and Back Forty Representations and Warranties
Schedule E-(g)	-	Consents, Approvals, Notices
Schedule E-(i)	-	Descriptions of Permits Granted
Schedule E-(o)	-	Material Contracts
Schedule E-(p)	-	Debt Instruments
Schedule E-(r)	-	Pending or Threatened Litigation
Schedule E-(cc)	-	Aboriginal Matters
Schedule F	-	Purchaser Representations and Warranties
Schedule G	-	Security Documents
Schedule H	-	Additional Permitted Encumbrances
Schedule I	-	Form of Guarantee
Schedule 3.2	-	Consents to Assignment

ARTICLE 2
PURCHASE AND SALE

2.1	Purchase and Sale of Refined Gold

(a)

Subject to and in accordance with the terms of this Agreement, during the Term, Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from Seller, in respect of each Lot an amount of Refined Gold equal to the Designated Percentage of Payable Gold, free and clear of all Encumbrances.

(b)

The amount of Produced Gold shall be measured by the amount of contained gold in the Minerals received by the Offtaker as finally determined by the Offtaker Settlement Sheets. Produced Gold shall not be reduced for, and the Purchaser shall not be responsible for, any refining charges, treatment charges, penalties, insurance charges, transportation charges, settlement charges, financing charges or price participation charges, or other similar charges or deductions, regardless of whether such charges or deductions are expressed as a specific metal deduction, as a recovery rate or otherwise, in any case, pursuant to the terms of the applicable Offtake Agreement or otherwise.

(c)

For greater certainty, the Refined Gold delivered pursuant to this Agreement may, but need not come from gold produced by the Back Forty Project. To the extent Refined Gold delivered pursuant to this Agreement comes from gold produced by the Back Forty Project, Aquila shall acquire such Refined Gold from Back Forty prior to delivering it to the Purchaser.

2.2	Delivery Obligations

(a)

Subject to Section 2.2(b), within the earlier of (i) five Business Days after the earlier of the date of the initial or provisional Offtaker Settlement of a Lot with an Offtaker, or (ii) fifteen Business Days from the date of shipment of a Lot, Aquila shall sell to the Purchaser Refined Gold in an amount equal to [REDACETED]% of the Designated Percentage of Payable Gold in respect of the Lot to which such shipment relates as supported by the documentation required pursuant to Section 2.3 and the applicable Monthly Report (provided that, in the case of clause (ii) above, for this calculation, the amount of gold in the Lot shall be based on Aquila’s or Back Forty’s documentation, including assays or similar testing, included with such shipment).

(b)

Within five Business Days after the earlier of (i) the date the amount of Produced Gold in each Lot has been agreed, or deemed to be agreed, by Back Forty and an Offtaker in accordance with an Offtake Agreement, and (ii) the date of the final Offtaker Settlement of the Lot with the Offtaker, Aquila shall sell to the Purchaser Refined Gold in an amount equal to the amount by which the actual Designated Percentage of Payable Gold exceeds the amount of Refined Gold previously delivered to the Purchaser in respect of such Lot pursuant to Section 2.2(a), in each case as supported by the documentation required pursuant to Section 2.3 and the applicable Monthly Report; provided, however, if the Refined Gold previously delivered to the Purchaser in respect of such Lot pursuant to Section 2.2(a) exceeds the actual Designated Percentage of Payable Gold, respectively, then Aquila shall be entitled to set off and deduct such excess amount of Refined Gold, as applicable, from the next required deliveries by Aquila under this Agreement until it has been fully offset against deliveries to the Purchaser of Refined Gold, if any, pursuant to this Section 2.2(b) or, if no such further deliveries are to be made, the Purchaser shall within five Business Days pay the applicable Gold Purchase Price in respect of any excess Refined Gold delivered to the extent not already paid.

(c)

Subject to Section 2.5, Aquila shall sell and deliver to the Purchaser all Refined Gold to be sold under this Agreement by way of (i) credit (in metal) or physical allocation to (ii) the metal account or accounts in London or such other place designated by the Purchaser, with both (i) and (ii) to be specified by the Purchaser by electronic communication prior to the date of this Agreement and thereafter, if there is any change to such information, at least 30 days in advance of any sale or delivery of Refined Gold. Delivery of Refined Gold to the Purchaser shall be deemed to have been made at the time and on the date Refined Gold is credited or physically allocated to a designated metal account of the Purchaser (the “Time of Delivery” on the “Date of Delivery”).

(d)	Title to, and risk of loss of, Refined Gold shall pass from Aquila to the Purchaser at the Time of Delivery.

(e)	All costs and expenses pertaining to each delivery of Refined Gold to the Purchaser shall be borne by Aquila.

(f)

Aquila hereby represents and warrants to and covenants with the Purchaser that, immediately prior to the Time of Delivery (i) Aquila will be the sole legal and beneficial owner of the Refined Gold credited or physically allocated to a metal account of the Purchaser, (ii) Aquila will have good, valid and marketable title to such Refined Gold, and (iii) such Refined Gold will be free and clear of all Encumbrances other than those granted to the Purchaser under this Agreement.

2.3	Invoicing

(a)

Aquila shall notify the Purchaser in writing by email to [REDACETED], at least two Business Days prior to each delivery and credit to the account of the Purchaser pursuant to Section 2.2, of the Date of Delivery, the number of ounces of Refined Gold to be sold to the Purchaser and, in accordance with Section 2.5, the estimated net number of ounces of Refined Gold to be credited or physically allocated to the Purchaser on the following day.

(b)

Aquila shall notify the Purchaser in writing by email to [REDACETED], within three Business Days after each delivery and credit to the account of the Purchaser pursuant to Section 2.2, by delivery of an invoice to the Purchaser that shall include:

(i)	the calculation of the number of ounces of Refined Gold credited or physically allocated;

(ii)	copies of any provisional and final assays in respect of a Lot;

(iii)

the Offtaker Settlement Sheets on which the calculation is based, or if the sharing of such documentation is restricted by Applicable Law or the delivery has been completed in advance of receipt of the Offtaker Settlement Sheets, such other information that will allow the Purchaser to verify the delivery of Refined Gold;

(iv)	the Time of Delivery;

(v)	the Gold Purchase Price for Refined Gold credited or physically allocated; and

(vi)	reference to the Offtake Agreement under which such delivery was made.

2.4	Gold Purchase Price

The Purchaser shall pay to Seller a purchase price for each ounce of Refined Gold sold and delivered by Seller to the Purchaser under this Agreement (the “Gold Purchase Price”) equal to:

(a)

until the Deposit Reduction Date, the Reference Price on the Business Day immediately preceding the Date of Delivery of such Refined Gold, payable as follows: (i) an amount equal to the Transfer Price payable in cash or by wire transfer, and (ii) the balance payable by crediting an amount equal to the difference between such Reference Price and the Transfer Price against the Deposit in order to reduce the Deposit Balance until it has been credited and reduced to nil; and

(b)	after the Deposit Reduction Date, the Transfer Price payable in cash or by wire transfer.

2.5	Payment

(a)

Payment by the Purchaser for each delivery of Refined Gold shall be made (i) no later than five Business Days after the Date of Delivery, and (ii) to a bank account of Aquila designated in accordance with Section 13.1, provided that, at any time, the Purchaser may provide notice to Aquila with respect to one or more deliveries that any payments required to be made by the Purchaser hereunder shall instead be offset against and on the same day as the applicable delivery of Refined Gold by Aquila to the Purchaser. Any such offsets pursuant to this Section 2.5(a) shall be at the Reference Price on the Business Day immediately preceding the Date of Delivery.

(b)

In the event that the Purchaser does not make a required payment within 10 Business Days of any such payment becoming due, and regardless of whether the Purchaser has made the election referred to in Section 2.5(a), Aquila shall be entitled to offset such amounts owing against future deliveries of Refined Gold by reducing the amount of future deliveries.

ARTICLE 3
DEPOSIT PAYMENT

3.1	Deposit

In consideration for the respective promises and covenants of Aquila and Back Forty contained herein, including the sale and delivery by Aquila to the Purchaser of Refined Gold, the Purchaser hereby agrees to pay, and Aquila hereby agrees to accept, a cash deposit in the amount of $50,000,000 (the “Deposit”) against, and as a prepayment of, the Gold Purchase Price. Subject, in each case, to the conditions in Sections 3.2 and 3.3, the Deposit shall be paid to Aquila in seven instalments as follows:

(a)

the first deposit (the “First Deposit”) in the amount of $7,500,000, which amount was paid on November 10, 2017 upon satisfaction or waiver of the conditions set forth in Section 3.2 relating to the First Deposit;

(b)

the second deposit (the “Second Deposit”) in the amount of $7,500,000, which amount was paid on October 5, 2018 upon satisfaction or waiver of the conditions set forth in Section 3.3(a) relating to the Second Deposit;

(c)

the third deposit (the “Third Deposit”) in the amount of $2,500,000 which amount was paid on June 16, 2020 upon satisfaction or waiver of the conditions set forth in Section 3.3(b) relating to the Third Deposit;

(d)

the amount of $100,000 (the “Interim Deposit”) which amount was paid on or about March 12, 2021 upon satisfaction or waiver of the conditions set forth in Section 3.3(g) relating to the Interim Deposit;

(e)

the fourth deposit (the “Fourth Deposit”) in the amount of $2,400,000 which amount was paid on August 16, 2021 upon satisfaction or waiver of the conditions set forth in Section 3.3 relating to the Fourth Deposit;

(f)	the fifth deposit (the “Fifth Deposit”) in the amount of $5,000,000 shall be paid upon satisfaction of the conditions set forth in Section 3.3 relating to the Fifth Deposit; and

(g)

the sixth deposit (the “Sixth Deposit” and, collectively with the Fourth Deposit and the Fifth Deposit, the “Subsequent Deposits”) in the amount of $25,000,000 shall be paid upon satisfaction of the conditions set forth in Section 3.3 relating to the Sixth Deposit.

No interest will be payable by Aquila on or in respect of the Deposit except as expressly provided in this Agreement. In the event that less than all of the Deposit is funded in accordance with the terms and conditions of this Agreement, for all purposes the term “Deposit” shall be deemed to mean only that portion of the Deposit that has been funded.

3.2	Conditions Precedent to First Deposit in Favour of the Purchaser

The First Deposit was funded upon satisfaction or waiver of the following conditions:

(a)	closing of the issuance of securities contemplated by the Subscription Agreement;

(b)	the execution and delivery of the Security Documents [REDACETED];

(c)

the Purchaser shall have received a legal opinion, in form and substance satisfactory to the Purchaser, acting reasonably, of Aquila’s legal counsel addressed to the Purchaser relating to (A) the legal status of Back Forty and each PSA Entity, (B)

the corporate power and authority of Aquila and Back Forty to execute, deliver and perform this Agreement, (C) the authorization, execution and delivery of this Agreement by Aquila and Back Forty, (D) the enforceability of the Transaction Documents against Aquila and Back Forty, (E) the validity and perfection of the Encumbrances created by the Security Documents, (F) the issuance of the common shares of Aquila to the Purchaser pursuant to Sections 3.2(d) and 3.3(a)(iv) and (G) title to the Back Forty Property;

(d)

receipt by the Purchaser of a $100,000 capital commitment payment evidenced by a physical share certificate duly executed by Aquila representing that number of common shares of Aquila that is equal to the quotient obtained when the Canadian dollar equivalent of $100,000 is divided by the five-day volume weighted average price of Aquila’s common shares on the TSX for the five-day trading period ending on the trading day immediately prior to the closing date of the gold purchase agreement dated November 8, 2017, registered in the name of the Purchaser or an Affiliate thereof, as designated by the Purchaser (or as the Purchaser may otherwise direct, if being issued to be held with an investment dealer), and duly issued by Aquila and registered in the share register of Aquila in the name of the Purchaser, such Affiliate or other nominee. The Canadian dollar equivalent of $100,000 shall be calculated by Aquila by applying the spot exchange rate quoted by the Bank of Canada as of the close of business on the trading day immediately prior to the closing date of the Original GPA; and

(e)	the certificate of a senior officer of Aquila dated the closing date of the Original GPA in the form prescribed by Section 3.3(c)(i)(C).

3.3	Conditions Precedent to Subsequent Deposits in Favour of the Purchaser

The obligations of the Purchaser to fund each of the Deposits, other than in respect of (i) the First Deposit, (ii) the Third Deposit, the conditions for which are specified in Section 3.3(b) only, and (iii) the Interim Deposit, the conditions for which are specified in Section 3.3(g) only, shall be subject to the conditions in Section 3.3(a), (c), (d), (e) and (f), as applicable.

(a)	The Second Deposit was funded upon satisfaction or waiver of the following conditions, in addition to those set out in Section 3.3(c):

(i)

Back Forty having obtained and maintained the Original Wetlands Permit and such other Permits then required for the development or operation of the Back Forty Project in accordance with the Operating Plan;

(ii)

in the event the payment date of the Second Deposit was more than one year after the date of the title opinion delivered to the Purchaser pursuant to Section 3.2(c), the Purchaser having received a legal opinion in form and substance satisfactory to the Purchaser, acting reasonably, of Aquila’s legal counsel addressed to the Purchaser relating to title to the Back Forty Property;

(iii)	a Feasibility Study shall have been completed and delivered to the Purchaser; and

(iv)

receipt by the Purchaser of a $100,000 capital commitment payment evidenced by a physical share certificate duly executed by Aquila representing that number of common shares of Aquila that is equal to the quotient obtained when the Canadian dollar equivalent of $100,000 is divided by the five-day volume weighted average price of Aquila’s common shares on the TSX for the five-day trading period ending on the trading day immediately prior to the date of the funding of the Second Deposit, registered in the name of the Purchaser or an Affiliate thereof, as designated by the Purchaser (or as the Purchaser may otherwise direct, if being issued to be held with an investment dealer), and duly issued by Aquila and registered in the share register of Aquila in the name of the Purchaser, such Affiliate or other nominee. The Canadian dollar equivalent of $100,000 shall be calculated by Aquila by applying the spot exchange rate quoted by the Bank of Canada as of the close of business on the trading day immediately prior to the date of the funding of the Second Deposit.

(b)	The Third Deposit was funded upon satisfaction or waiver of the following conditions, in addition to those set out in Section 3.3(c):

(i)

all registrations, recordings and filings, if any, of or with respect to the Security Documents which, in the opinion of counsel to the Purchaser are necessary to render effective or enforceable against third parties shall have been completed, or, in the event such registrations, recordings and filings cannot be made or completed as a result of any government closure in light of COVID-19, delivery of an undertaking of Back Forty and Aquila in form and substance acceptable to Purchaser, acting reasonably, to make or cause to be made such registrations, recordings and filings as soon as is reasonably possible following the closing date of the Current GPA, and in any event, within 30 days following the lifting of any applicable government closures.

(ii)

the Purchaser shall have received a legal opinion, in form and substance satisfactory to the Purchaser, acting reasonably, of Aquila’s legal counsel addressed to the Purchaser relating to, inter alia (A) the legal status of Back Forty and each PSA Entity, (B) the corporate power and authority of Aquila and Back Forty to execute, deliver and perform this Agreement, (C) the authorization, execution and delivery of this Agreement by Aquila and Back Forty, (D) the enforceability of the Transaction Documents (other than the Subscription Agreement) against Aquila and Back Forty, and (E) the validity and perfection of the Encumbrances created by the Security Documents, and (F) title to the Back Forty Property, provided that if the opinions set out in (A) and (F) herein cannot be made or completed as a result of any government closure in light of COVID-19, Purchaser agrees that this condition shall be satisfied by delivery of an undertaking of Back Forty and Aquila in form and substance acceptable to Purchaser, acting reasonably, to deliver or cause to be delivered such title opinion as soon as is reasonably possible following the closing date of the Current GPA, and in any event, within 45 days following the lifting of any applicable governmental closures (the “Opinion Undertaking”).

(iii)	the certificate of a senior officer of Aquila dated the closing date of the Current GPA in the form prescribed by Section 3.3(c)(i)(C);

(iv)	delivery of a draft of the Back Forty PEA Technical Report to the Purchaser;

(v)

payment by Aquila to the Purchaser of all documented out of pocket costs and expenses incurred by the Purchaser in connection with this Agreement, including all consultant, legal and auditor fees, as required, all efforts having been made by Purchaser to keep such costs and expenses to a minimum.

(c)	each time Aquila requests payment of an instalment of the Deposit, the Purchaser shall have received, in form, substance and detail satisfactory to the Purchaser, acting reasonably the following:

(i)

a duly completed and executed written notice (a “Deposit Request”), in each case no more than 45 days and no less than 30 days prior to the requested payment date of the Subsequent Deposit, requesting payment of the amounts under Section 3.1(e), 3.1(f) and 3.1(g), as applicable, including each of the following, updated to the date of the submission of the Deposit Request:

(A)	schedule of works for development of the Back Forty Project, including a reconciliation of works completed to date against the Operating Plan;

(B)	schedule of Project Costs, including a reconciliation of Project Costs incurred to date against the Operating Plan and a reconciliation of previous Deposit(s) against the use of such Deposit(s);

(C)	a certificate of a senior officer of Aquila that as of the date of the submission of the Deposit Request:

(1)

all of the representations and warranties made by Aquila and Back Forty pursuant to this Agreement are true and correct in all material respects (except for those representations which are qualified by materiality, which are true and correct in all respects) on and as of the date of the submission of such Deposit Request, except those representations and warranties made as of a specific date which shall continue to be true and correct in all material respects as of such date;

(2)	Aquila and Back Forty have complied in all material respects with their obligations under this Agreement, including their reporting obligations under Article 5;

(3)	no Material Adverse Effect has occurred since the date of this Agreement;

(4)	no Aquila Event of Default (or event which with notice or lapse of time or both would become an Aquila Event of Default) has occurred and is continuing;

(5)	all Permits then required by Applicable Laws or the Operating Plan (if any) have been obtained for the conduct of development activities up to the date of the Deposit Request;

(6)

the development of the Back Forty Project and the associated Project Costs (at its then current stage of completion) is, in all material respects, in compliance with all applicable Permits, Applicable Law and the Operating Plan, except as otherwise disclosed therein; and

(7)	a statement as to its cash on hand;

(ii)	as at the date of each Subsequent Deposit:

(1)

all of the representations and warranties made by Aquila and Back Forty pursuant to this Agreement are true and accurate in all material respects (except for those representations which are qualified by materiality, which are true and correct in all respects) as of the date of the submission of the applicable Deposit Request, except those representations and warranties made as of a specific date which shall continue to be true and correct in all material respects as of such date;

(2)	Aquila and Back Forty have complied in all material respects with their obligations under this Agreement;

(3)	no Material Adverse Effect has occurred since the date of this Agreement;

(4)	no Aquila Event of Default has occurred and is continuing;

(5)	no event which with notice or lapse of time or both would become an Aquila Event of Default has occurred and is continuing; and

(iii)

all registrations, recordings and filings of or with respect to the Security Documents which, in the opinion of counsel to the Purchaser are necessary to render effective or enforceable against third parties or to perfect the Encumbrance intended to be created thereby shall have been completed, provided that in the event such registrations, recordings and filings can not be made as a result of any government closure in light of COVID-19, Purchaser will be satisfied as to this condition, with an undertaking to make such registrations, recordings as filings as soon as reasonably possible, and in any event, within 30 days of the lifting of any applicable government closures, such undertaking to be in form and substance acceptable to Purchaser acting reasonably.

(d)	The Fourth Deposit was funded upon satisfaction or waiver of the following conditions, in addition to those set out in Section 3.3(c):

(i)	the funding of the Third Deposit shall have been completed;

(ii)

in the event the payment date of the Fourth Deposit is more than one year after the date of the most recent title opinion delivered to the Purchaser pursuant to Section 3.2(c) or Section 3.3(b)(ii)(F), the Purchaser having received a legal opinion in form and substance satisfactory to the Purchaser, acting reasonably, of Aquila’s legal counsel addressed to the Purchaser relating to title to the Back Forty Property, provided that if such opinion cannot be made or completed as a result of any government closure in light of COVID-19, Purchaser agrees that this condition shall be satisfied by the Opinion Undertaking;

(iii)

Aquila having completed, concurrent with the funding of the Fourth Deposit, an equity financing or convertible unsecured subordinated debenture financing, such financing in an amount of not less than US$[REDACETED] and on terms and conditions acceptable to the Purchaser, acting reasonably;

(iv)

Aquila having entered into an engagement letter with a third party acceptable to the Purchaser, acting reasonably, in connection with the preparation of an updated Feasibility Study (the “Updated Feasibility Study”) with respect to the Back Forty Project; and

(v)

payment by Aquila to the Purchaser of all documented out of pocket costs and expenses incurred by the Purchaser in connection with this Agreement, including all consultant, legal and auditor fees, as required, all efforts having been made by Purchaser to keep such costs and expenses to a minimum.

(e)

In addition to the obligations set forth in Section 3.3(c), the obligations of the Purchaser to fund the Fifth Deposit pursuant to Section 3.1(f) shall be subject to the following conditions having been satisfied:

(i)	the funding of the Fourth Deposit shall have been completed;

(ii)

in the event the payment date of the Fifth Deposit is more than one year after the date of the most recent title opinion delivered to the Purchaser pursuant to Section 3.2(c) or Section 3.3(b)(ii)(F), the Purchaser having received a legal opinion in form and substance satisfactory to the Purchaser, acting reasonably, of Aquila’s legal counsel addressed to the Purchaser relating to title to the Back Forty Property; and

(iii)	Aquila and Back Forty:

(A)	[REDACETED - COMMERCIALLY SENSITIVE]; and

(B)	[REDACETED - COMMERCIALLY SENSITIVE].

(f)

In addition to the obligations set forth in Section 3.3(c), the obligations of the Purchaser to fund the Sixth Deposit pursuant to Section 3.1(g) shall be subject to the following conditions having been satisfied:

(i)	the funding of the Fifth Deposit shall have been completed;

(ii)

the Purchaser having received a legal opinion in form and substance satisfactory to the Purchaser, acting reasonably, of Aquila’s legal counsel addressed to the Purchaser relating to title to the Back Forty Property;

(iii)

Aquila or its Affiliate shall have entered into finance documentation evidencing the Project Facility and all conditions precedent to draw down thereunder have been satisfied (other than the funding of the Sixth Deposit);

(iv)

At least two Business Days prior to each draw down under the Project Facility, Aquila shall have delivered to the Purchaser a certificate of a senior officer of Aquila certifying the amount of funds that Aquila or its Affiliate will be drawing down under the Project Facility and the date on which such draw down will occur; and

(v)

the aggregate amount of the Sixth Deposit, the Project Facility, any other Permitted Indebtedness and all other available cash on hand and short term investments shall be reasonably sufficient to fund the majority of the pre- production capital costs of the Back Forty Property as set forth in the Updated Feasibility Study, provided that the Purchaser shall be obligated to fund only that percentage of the Sixth Deposit which is equal to the percentage of the full amount of the draw down under the Project Facility that has been drawn down under the Project Facility. For greater certainty, the Purchaser shall not be required to fund the entire amount of the Sixth Deposit until the full amount of the Project Facility has been drawn down. For example, if the full amount of the draw down under the Project Facility is $[REDACETED] and Aquila or its Affiliate draws down $[REDACETED], which represents [REDACETED]% of the full amount of the draw down under the Project Facility, the Purchaser shall be obligated to fund $[REDACETED], which represents [REDACETED]% of the Sixth Deposit, in connection with such draw down under the Project Facility, and the balance of the Sixth Deposit will equal $[REDACETED] and will be funded in proportion to further draw downs under the Project Facility.

(g)	The Interim Deposit was funded upon satisfaction or waiver of the following conditions:

(i)

all registrations, recordings and filings, if any, of or with respect to the Security Documents which, in the opinion of counsel to the Purchaser are necessary to render effective or enforceable against third parties shall have been completed, or, in the event such registrations, recordings and filings cannot be made or completed as a result of any government closure in light of COVID-19, delivery of an undertaking of Back Forty and Aquila in form and substance acceptable to Purchaser, acting reasonably, to make or cause to be made such registrations, recordings and filings as soon as is reasonably possible following the date hereof, and in any event, within 30 days following the lifting of any applicable government closures (the “Registration Undertaking”); and

(ii)

delivery of a certificate of a senior officer of Aquila in the form prescribed by Section 3.3(c)(i)(C) and including a covenant to use the Interim Deposit to fund the preparation of an NI 43-101 compliant mineral resource estimate, dated on the Interim Deposit Funding Date.

3.4	Use of Deposit

Aquila will cause the entire amount of the Deposit to be used, directly or indirectly, for the Project Costs associated with the development, construction and working capital requirements of the Back Forty Project.

3.5	Deposit Record

Aquila shall, at all times, maintain a record of the Deposit Balance (the “Deposit Record”), reflecting each payment of an instalment of the Deposit and each credit against the Deposit pursuant to Section 2.4(a) and the dates of such payments and credits. Aquila shall, upon request of the Purchaser, provide the Purchaser with a copy of the Deposit Record.

3.6	Satisfaction of Conditions Precedent

(a)

Aquila and Back Forty shall use all commercially reasonable efforts and take all commercially reasonable action as may be necessary or advisable to satisfy and fulfil all the conditions with respect to it set forth in Sections 3.2 and 3.3 by the date provided or, if no date is provided, as promptly as reasonably practicable. The

Parties shall co-operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.

(b)	Each of the conditions set forth in Sections 3.2 and 3.3 is for the exclusive benefit of the Purchaser, and may be waived by the Purchaser in its sole discretion in whole or in part in writing.

(c)

For greater certainty, Aquila and Back Forty acknowledge and agree that the absence of satisfaction of any or all of the conditions set forth in Sections 3.2 and 3.3 shall not relieve Aquila and Back Forty from their obligations under this Agreement.

3.7	Closing Deliveries of the Purchaser

On the Interim Deposit Funding Date, Purchaser hereby agrees to deliver to Seller, the Interim Deposit.

ARTICLE 4
TERM

4.1	Term

(a)

The term of this Agreement commenced on the date of the Original GPA and, subject to Sections 4.1(b) or (c), shall continue until the date that is 40 years after the date of the Original GPA (the “Initial Term”) and thereafter shall automatically be extended for successive 10-year periods (each an “Additional Term” and, together with the Initial Term, the “Term”).

(b)

Notwithstanding Section 4.1(a), the Purchaser may terminate this Agreement as of the expiry of the Initial Term or current Additional Term, as applicable, by written notice to Aquila within 30 days prior to the date on which the then applicable Initial Term or Additional Term is to expire.

(c)

This Agreement (i) may also be terminated by the Parties on mutual written consent or by either the Purchaser or Aquila and Back Forty for an event of default in accordance with Article 11 or Article 12, respectively, and (ii) shall be terminated automatically in the circumstances and on the terms set out in Section 15.15(b).

(d)

If by the expiry of the Initial Term or any Additional Term Aquila has not sold and delivered to the Purchaser an amount of Refined Gold sufficient to reduce the Deposit Balance to nil, as calculated in accordance with Section 2.4(a), then Aquila will pay the Deposit Balance to the Purchaser within 30 days after the termination date.

4.2	Survival

The following provisions shall survive termination of this Agreement: Section 4.2; Section 5.5(a) (for a period of 24 months); Section 6.6; Article 9; Section 10.3; Section 11.2; Section 12.2; Article 13; Article 14; Section 15.1; Section 15.4; Section 15.5; Section 15.7; Section 15.8; Section

15.9; Section 15.10; Section 15.11; Section 15.12; Section 15.13; and Schedule D, and such other provisions of this Agreement as are required to give effect thereto.

ARTICLE 5

REPORTING; BOOKS AND RECORDS; INSPECTIONS

5.1	Monthly Reporting

On or before the fifteenth Business Day after the end of each calendar month during the Term, Back Forty shall provide to the Purchaser:

(a)	a Monthly Development and Operations Report; and

(b)	commencing after the first commercial sale of Minerals, a Monthly Production and Sales Report.

5.2	Annual Reporting

Back Forty shall provide the Purchaser:

(a)	no later than February 28 of each calendar year during the Term, an Annual Compliance Certificate and an Annual Development and Operations Report; and

(b)	no later than 45 days preceding the commencement of each calendar year during the Term, an Annual Forecast Report in respect of such upcoming calendar year.

5.3	Ongoing Reporting

Back Forty shall deliver or furnish, or cause to be delivered or furnished, to the Purchaser:

(a)	written notice of the Commencement of Commercial Production (within five Business Days of such occurrence) along with copies of:

(i)	any updated NI 43-101 technical reports or mineral reserve and mineral resource estimates produced that pertain to the Back Forty Property;

(ii)	any material engineering or technical studies relating to the Back Forty Project; and

(iii)

all material reports, certificates, documents and notices which are delivered to Back Forty or any PSA Entity by or on behalf of any third-party consultant, including any and all monthly construction reports delivered to Back Forty or any PSA Entity; and

(b)	written notice of each of the following events promptly upon any Aquila Group Entity becoming aware of or having knowledge of such event:

(i)	any material damages suffered to the Back Forty Project for which Back Forty or any PSA Entity has or plans to make any insurance claim;

(ii)

all material actions, suits and proceedings before any Governmental Authority or arbitrator pending, or to Back Forty’s knowledge threatened, against or directly affecting Back Forty, any PSA Entity or the Back Forty Project, including any actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to Back Forty’s knowledge threatened, against or affecting Back Forty or any PSA Entity, or with respect to the ownership, use, maintenance and operation of the Back Forty Property;

(iii)	any default by any party under or termination or threatened termination of any Material Contract;

(c)

the occurrence of any Aquila Event of Default, or any event or circumstance which with notice or lapse of time or both would become an Aquila Event of Default or upon the determination by Aquila or Back Forty that an Aquila Event of Default is pending;

(d)	any material disputes or disturbances involving Native Americans or other local communities;

(e)	any threat to revoke or suspend any material Permit;

(f)

any event, circumstance or fact that could give rise to an “Event of Default” as defined under any Project Facility or any Indebtedness of any PSA Entity or Back Forty without any amendments or waivers from the lenders thereunder in a principal amount of: (a) prior to the execution and availability of a Project Facility, $[REDACETED] or more; or (b) following the execution and availability of a Project Facility, $[REDACETED] or more; and

(g)	any other condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect;

in each case, accompanied by a written statement by a senior officer of Back Forty setting forth details of the occurrence referred to therein.

5.4	Provision of Reports

Upon notice to Seller by the Purchaser at any time and from time to time, Back Forty shall cease to provide any reports identified for the time period specified in such notice.

5.5	Books and Records

(a)

Each of Back Forty and Aquila shall, and Aquila shall cause the other PSA Entities and Aquila Parent to, keep true, complete and accurate books and records of all of Back Forty’s and the PSA Entities’ respective operations and activities with respect to the Back Forty Project and this Agreement, including the mining and production of all Minerals therefrom and the mining, treatment, processing, milling, transportation and sale or refining of all Minerals, and all operating or capital costs.

(b)

Each of Back Forty and Aquila shall, and Aquila shall cause the other PSA Entities to, permit the Purchaser and its authorized representatives and agents to perform audits or other reviews and examinations of their books and records and other information relevant to the production, delivery and determination of Produced Gold and Payable Gold and compliance with this Agreement from time to time at reasonable times at the Purchaser’s sole risk and expense and not less than ten Business Days’ notice, provided that the Purchaser and its authorized representatives and agents will not exercise such rights more often than once during any calendar year absent the existence of an Aquila Event of Default, or absent a material deficiency identified during a previous audit or review, in which case such rights may be exercised not more than once during any calendar quarter until no material deficiencies are identified during four consecutive audits or reviews, at which point the Purchaser will once again be limited to exercising such rights once per calendar year. The Purchaser shall diligently complete any audit or other examination permitted hereunder.

(c)

If any technical report prepared in accordance with NI 43-101 is prepared on behalf of any Aquila Group Entity on the Back Forty Project, Back Forty shall provide to the Purchaser an advanced draft copy (and a reasonable opportunity to comment thereon) of such technical report before it is filed on SEDAR or otherwise made publicly available and in any event not less than five Business Days before it is so filed or made public.

(d)

If the Purchaser or any of its Affiliates is required by Applicable Law to prepare a technical report under NI 43-101 (or similar report) in respect of the Back Forty Property, as determined by the Purchaser acting reasonably, Back Forty shall cooperate with and allow the Purchaser and its authorized representatives to access technical information pertaining to the Back Forty Property and complete site visits at the Back Forty Property so as to enable the Purchaser or its Affiliates, as the case may be, to prepare the technical report (or similar report) in accordance with NI 43- 101 (or any other applicable Canadian and/or U.S. and/or stock exchange rules and policies governing the disclosure obligations of the Purchaser or any of its Affiliates) at the sole cost and expense of the Purchaser. At reasonable times and with the prior consent of Back Forty (not to be unreasonably withheld or delayed), at the sole risk and expense of the Purchaser, the Purchaser and its authorized representatives shall have a right of access to all surface and subsurface portions of the Back Forty Project, to any mill, smelter, concentrator or other processing facility owned or operated by any Aquila Group Entity that is used to process Minerals and to any related operations of the Aquila Group Entities for the purpose of enabling the Purchaser to comply with the obligations of the Purchaser or any of its Affiliates under NI 43-101 (or any other applicable Canadian and/or U.S. Securities Laws and/or stock exchange rules and policies governing the disclosure obligations of the Purchaser or any of its Affiliates), as determined by the Purchaser acting reasonably.

5.6	Inspections

Upon no less than ten Business Days’ notice to Back Forty and subject at all times to the workplace rules and supervision of Back Forty, Back Forty shall grant, or cause to be granted, to the Purchaser and its representatives and agents, at reasonable times and at the Purchaser’s sole risk and expense, the right to access the Back Forty Property, the processing facilities related to the Back Forty Project and other facilities of the Back Forty Project, in each case to monitor the mining, processing and infrastructure operations relating to the Back Forty Project and to permit a qualified person to complete a personal inspection of the Back Forty Project in connection with the preparation on behalf of the Purchaser or any of its Affiliates of any technical report in accordance with NI 43- 101 in the Purchaser’s reasonable opinion required by Applicable Laws. The Purchaser may avail itself of such right of access a maximum of once per calendar year absent a deficiency identified during a previous inspection of the Back Forty Property, in which case such rights may be exercised not more than once during any calendar quarter until no material deficiencies are identified during four consecutive inspections, at which point the Purchaser will once again be limited to exercising such rights once per calendar year, and except where additional access is requested by the Purchaser in order to prepare a technical report in its opinion required to be filed pursuant to NI 43-101. The Purchaser shall diligently complete any inspection permitted hereunder.

5.7	Technical Committee

The Seller shall cause the Technical Committee to remain a committee of the board of directors with the applicable responsibilities and oversight of the Back Forty Project as the board of directors of the Seller may determine appropriate from time to time. The Seller shall permit a representative of the Purchaser to attend each meeting of the Technical Committee convened, with the Technical Committee to meet no less than once each fiscal quarter. The representative of the Purchaser shall be entitled to receive proper notice of all Technical Committee meetings and to receive all materials prepared and provided to the members of the Technical Committee, whether in advance of, or provided at, the meeting, and any reports prepared by the Technical Committee and delivered to the board of directors of the Seller, and the representative of the Purchaser may ask questions of the Technical Committee members as are appropriate and reasonable in the circumstances.

ARTICLE 6
COVENANTS

6.1	Conduct of Operations

(a)

Back Forty shall operate the Back Forty Project on a commercial basis as though it has the full economic interest in the gold produced from the Back Forty Property in the absence of this Agreement and as if it was entitled to receive the Reference Price for all gold produced. Back Forty shall ensure that (i) all cut-off grade, short term mine planning and production decisions concerning the Back Forty Project shall be based on gold prices typical of Good Industry Practice, and (ii) all longer term planning and resource and reserve calculations concerning the Back Forty Project shall use Mineral prices based on Good Industry Practice. Back Forty shall ensure that all Minerals will be processed in a manner consistent with the Operating Plan.

(b)

Back Forty shall perform all exploration, development, and mining operations and activities pertaining to or in respect of the Back Forty Project in accordance in all material respects (having a view to the reasonable interests of the Purchaser) with the Operating Plan and with all Applicable Laws and Permits and Good Industry Practice.

(c)

Subject to Sections 6.1(a) and (b), all decisions regarding the Back Forty Project, including all decisions concerning the methods, extent, times, procedures and techniques of any (i) exploration, development and mining related to the Back Forty Project, including spending on operating and capital expenditures, (ii) leaching, milling, processing or extraction, (iii) decisions to operate, expand or continue to operate the Back Forty Project or any portion thereof, including with respect to closure and care and maintenance, (iv) decisions to take or refrain from taking any action in order to maintain gold recovery or production, (v) materials to be introduced on or to the Back Forty Project, and (vi) except as provided herein, the sale of Minerals and sales strategy including decisions regarding the sale of gold and terms thereof, shall be made by Aquila, in its sole discretion.

(d)

Neither Seller nor Back Forty shall be responsible for or obligated to make any deliveries of Refined Gold or Minerals, or of the value thereof, lost in any mining or processing of Minerals conducted in accordance with internationally accepted mining, processing and milling practices and Good Industry Practice.

(e)

Back Forty and Aquila shall use all commercially reasonable efforts to obtain and, once obtained, maintain all Permits necessary to commence and continue development operations on the Back Forty Project in accordance with the Operating Plan.

(f)

Back Forty shall, timely and fully perform, pay and observe, or cause to be performed, observed and paid, any and all liabilities and obligations required by any Applicable Laws, Permits or by any Governmental Authority for the reclamation, restoration or closure of any facility or land used in connection with Back Forty’s operations or activities at, on or in respect of the Back Forty Project or required under this Agreement.

(g)

Prior to the Deposit Reduction Date, the Operating Plan may not be amended, supplemented or replaced without the prior written approval of the Purchaser, acting reasonably, provided for greater certainty that it will be reasonable for the Purchaser not to approve any amendment to the Operating Plan that (i) is not in accordance with Good Industry Practice and (ii) would result in a reduction of Payable Gold of greater than 10% only in respect of the open pit portion of the Back Forty Project. Notwithstanding the foregoing, the Updated Feasibility Study shall become the Operating Plan upon its approval by Aquila’s board of directors and the Purchaser.

6.2	Preservation of Corporate Existence and Property/No Encumbrances

(a)	Except as otherwise permitted pursuant to Section 7.2, Back Forty and Aquila shall, and Aquila should cause each of the other PSA Entities and Aquila Parent to, at all times from and after the date hereof to do and cause to be done all things necessary or advisable to maintain its corporate existence. Aquila shall not, and shall not permit any other PSA Entity or Aquila Parent to, merge or amalgamate with another PSA Entity if it would adversely impact the Purchaser’s rights under the Transaction Documents. Neither Back Forty nor Aquila shall, and Aquila shall not permit any other PSA Entity to, change its name or the jurisdiction of its chief executive office or the jurisdiction in which any of its tangible assets are located without providing the Purchaser with 15 days’ prior written notice.

(b)

Back Forty and Aquila shall at all times do or cause to be done all things necessary to maintain the Back Forty Property in good standing, including paying or causing to be paid all Taxes owing in respect thereof, performing or causing to be performed all required assessment work thereon, paying or causing to be paid all claim, permit and license maintenance fees in respect thereof, paying or causing to be paid all rents and other payments in respect of leased properties forming a part thereof or otherwise payable under any purchase, option or similar agreements relating thereto and otherwise maintaining the Back Forty Property in accordance with Applicable Laws.

(c)

Neither Back Forty nor Aquila shall, and Aquila shall not permit any other PSA Entity or Aquila Parent to, create, assume, grant or permit to exist any Encumbrance in respect of all or any part of the Back Forty Project, the Collateral or the Guarantor Collateral, except for a Permitted Encumbrance. Each of Back Forty and Aquila shall, and Aquila shall cause each other PSA Entity and Aquila Parent to, take all steps to preserve and maintain the Security as a perfected first-ranking Encumbrance on all of the Collateral, subject only to (i) Permitted Encumbrances; and (ii) the Intercreditor Agreement.

(d)

The Purchaser, at its own expense, may undertake such investigation of the title and status of the Back Forty Property as it shall deem necessary. If that investigation should reveal material defects in the title (which shall not include Permitted Encumbrances), Back Forty shall forthwith proceed to cure such title defects to the satisfaction of the Purchaser, acting reasonably. If Back Forty fails to so cure such material defects within 30 days of such notice from the Purchaser: (i) the Purchaser may proceed to cure such title defects; (ii) any costs and expenses incurred (including reasonable attorney’s fees and costs) by the Purchaser in connection with curing such title defects shall be promptly reimbursed by Back Forty; and (iii) the Purchaser may lien such properties for such amounts until Back Forty reimburses the Purchaser in full.

6.3	Processing/Commingling

Back Forty shall not process Other Minerals through the processing facilities related to the Back Forty Project in priority to or in place of, or commingle Other Minerals with, Minerals which are or can be mined, produced, extracted or otherwise recovered from the Back Forty Property, unless: (i) an Aquila Group Entity has adopted and employs reasonable practices and procedures for weighing, determining moisture content, sampling and assaying and determining recovery factors (a “Commingling Plan”), such Commingling Plan to ensure the division of Other Minerals and

Minerals for the purposes of determining the quantum of the Produced Gold; (ii) the Purchaser shall not be disadvantaged as a result of the processing of Other Minerals in place of, in priority to, or concurrently with, Minerals; (iii) the Purchaser has, acting reasonably, approved the Commingling Plan and all significant changes to such plan which may be proposed from time to time, such approval not to be unreasonably withheld, delayed or conditional; and (iv) Back Forty keeps all books, records, data and samples required by the Commingling Plan and makes such books, records, data and samples available to the Purchaser in accordance with Section 5.5(b).

6.4	Offtake Agreements

(a)

Back Forty shall ensure that, when Minerals that contain Produced Gold are sold, all such Minerals are sold to an Offtaker pursuant to an Offtake Agreement. Back Forty shall not sell unprocessed Minerals from the Back Forty Property.

(b)

During the Term, Aquila shall ensure that all Offtake Agreements entered into by an Aquila Group Entity shall be on commercially reasonable arm’s length terms and conditions for concentrates similar in make-up and quality to those derived from the Minerals, and shall include industry standard reporting and payment settlement protocols and provisions that require the delivery of Offtaker Settlement Sheets and appropriate and separate sampling and assaying so that Back Forty and the applicable Offtaker can determine the grade or content of Produced Gold and other metals in each delivery to an Offtaker. In the case of an Offtake Agreement entered into by an Aquila Group Entity with an Affiliate or other non-arm’s length party, in addition, the Offtake Agreement shall be on terms consistent with market practice. For greater certainty, any variances in an Offtake Agreement from the percentages used to determine Payable Gold under this Agreement shall be for the sole account of Back Forty and shall not affect the amount of Refined Gold to be sold and delivered to the Purchaser under this Agreement.

(c)

Aquila shall ensure that the Aquila Group Entities deliver all Minerals that include Produced Gold to each Offtaker, in such quantity, description and amounts and at such times and places as required under and in accordance with each Offtake Agreement.

(d)

With respect to any Offtake Agreement to be entered into after the date of this Agreement, Back Forty shall provide to the Purchaser a final signed copy of such Offtake Agreement within 15 days after the execution thereof by each of the parties thereto.

(e)

Aquila shall cause the Aquila Group Entities to take all commercially reasonable steps to enforce their respective rights and remedies under each Offtake Agreement with respect to any breaches of the terms thereof relating to the timing and amount of Offtaker Settlements in respect of Produced Gold to be made thereunder. Back Forty shall notify the Purchaser in writing when any dispute in respect of a material matter arising out of or in connection with any Offtake Agreement is commenced in respect of Produced Gold and shall provide the Purchaser with timely updates of the status of any such dispute and the final decision and award of the court or arbitration panel with respect to such dispute as the case may be.

6.5	Insurance

(a)

Back Forty shall, and Aquila shall cause the PSA Entities to, maintain at all times with reputable insurance companies insurance in good standing with respect to the Back Forty Project and the operations conducted on and in respect thereof against such casualties, losses and contingencies and of such types and in such amounts that are consistent with Good Industry Practice, which for certainty shall include, following Commencement of Commercial Production, business interruption insurance.

(b)

Prior to the Deposit Reduction Date, where any Aquila Group Entity has received payment under an insurance policy in respect of the Back Forty Project as a result of an event that does or is reasonably likely to materially reduce the amount of Produced Gold from the Back Forty Project in any one or more years, Aquila shall cause such Aquila Group Entity either (i) to use, subject to the Intercreditor Agreement and any intercreditor agreement entered into in connection with the Project Facility, all Net Proceeds of any insurance payment received by any Aquila Group Entity to rebuild or repair the Back Forty Project, or (ii) to pay the Applicable Percentage of the Net Proceeds of any insurance payment received by any Aquila Group Entity in respect thereof to the Purchaser within 10 days after receipt of such proceeds by such Aquila Group Entity. In this Section 6.5(b), “Applicable Percentage” means the Purchaser’s share of the Net Proceeds of such insurance payment received by any Aquila Group Entity, the Purchaser’s share being calculated as the ratio of (i) the Net Present Value of the Remaining Stream to (ii) the Project Net Present Value. A failure to agree on the foregoing proportion is arbitrable under Section 15.1.

(c)

Back Forty shall ensure that each Lot shipped is adequately insured in such amounts and with coverage consistent with Good Industry Practice, until the time that risk of loss and damage for such Minerals is transferred to the Offtaker.

(d)

Where any Aquila Group Entity has received payment under an insurance policy in respect of a shipment of a Lot that is lost or damaged after leaving the Back Forty Project and before the risk of loss or damage is transferred to the Offtaker, Back Forty shall use the Applicable Percentage of the Net Proceeds of any insurance payment received by an Aquila Group Entity in respect thereof to acquire Refined Gold in accordance with Section 2.1(c) and shall sell and deliver to the Purchaser (without duplication to the extent previously sold and delivered to the Purchaser by Back Forty) such amount of Refined Gold at the applicable Gold Purchase Price, as applicable. In this Section 6.5(d), “Applicable Percentage” means an amount equal to the percentage content of Produced Gold in the portion of such Lot that was lost or damaged based on: (i) in the case of loss or damage of a partial shipment, the dry weight determined by weighing, sampling and moisture determination on loading of the Minerals and the agreed assays for gold on the part of the Minerals which have been delivered; and (ii) in the case of loss or damage of a complete shipment, on the dry weight determined at loading and the mine’s provisional assays; in each case based on the respective market prices of the metals contained in such Lot as determined by the insurance settlement documents.

(e)

Where any Aquila Group Entity has received payment under any business interruption insurance policy in respect of a business interruption that does or is reasonably likely to materially reduce or delay the amount of Produced Gold from the Back Forty Project in any one or more years, (i) the Net Proceeds of such payment shall be allocated between the Seller and the Purchaser in proportion to their respective interests, as determined below, and (ii) the portion of the Net Proceeds allocated to the Purchaser shall be used by the Seller to purchase Refined Gold for sale and delivery to the Purchaser in the following manner:

(i)

Purchaser’s interest in such Net Proceeds shall be in proportion to relative value of the Designated Percentage of Payable Gold as a proportion of the Produced Gold that is not produced during the period of business interruption and in respect of which any Aquila Group Entity receives a payment under such business interruption insurance policy;

(ii)

the amount of Refined Gold deliverable to the Purchaser shall be determined by dividing the portion of the Net Proceeds allocated to the Purchaser in accordance with Section 6.5(e)(i) by the Reference Price on the date that the Net Proceeds were received by an Aquila Group Entity; and

(iii)

the Refined Gold determined in accordance with Section 6.5(e)(ii) shall be delivered by the Seller to the Purchaser in accordance with this Agreement within five (5) Business Days of the date on which the Net Proceeds were received by an Aquila Group Entity, and the Purchaser shall pay the Gold Purchase Price within five (5) Business Days of such delivery.

Ounces of Refined Gold delivered to the Purchaser pursuant to this Section 6.5(e) shall constitute Designated Percentage of Payable Gold for all purposes of this Agreement.

6.6	Confidentiality

(a)

Each Party (a “Receiving Party”) agrees that it shall maintain as confidential and shall not disclose, and shall cause its Affiliates, employees, officers, directors, advisors and representatives to maintain as confidential and not to disclose, the terms contained in this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement, including any Offtake Agreement provided under Section 6.4 (collectively, the “Confidential Information”), provided that a Receiving Party may disclose Confidential Information in the following circumstances:

(i)

to its auditor, legal counsel, lenders, underwriters and investment bankers and to persons (“Third Parties”) with which it is considering or intends to enter into a transaction for which such Confidential Information would be relevant (and to advisors and representatives of any such person), provided that (i) such persons are advised of the confidential nature of the Confidential Information, undertake to maintain the confidentiality of it and are strictly limited in their use of the Confidential Information to those purposes necessary for such persons to perform the services for which they were, or are proposed to be, retained by the Receiving Party or to consider or effect the applicable transaction, as applicable and (ii) in the case of Third Parties, such Third Parties shall not be provided with Confidential Information other than an unredacted copy of this Agreement and any related agreements entered into in connection herewith and information regarding deliveries and payments received hereunder, without the prior written consent of Back Forty or the Purchaser, as the case may be, such consent not to be unreasonably withheld;

(ii)

subject to Sections 6.6(c) and 15.6, where that disclosure is necessary to comply with Applicable Laws, court order or regulatory request, provided that such disclosure is limited to only that Confidential Information so required to be disclosed and, where applicable, that the Receiving Party will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;

(iii)	for the purposes of the preparation and conduct of any arbitration or court proceeding commenced under Section 15.1;

(iv)

where such information is already available to the public other than by a breach of the confidentiality terms of this Agreement or is known by the Receiving Party prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(v)	with the consent of the disclosing Party; and

(vi)

to its Affiliates and those of its and its Affiliates’ partners, limited partners, directors, officers, employees, advisors and representatives who need to have knowledge of the Confidential Information, provided that such persons are advised of the confidential nature of the Confidential Information and undertake to maintain the confidentiality of it.

(b)

Each Party shall ensure that its Affiliates and its and its Affiliates’ employees, directors, officers, advisors and representatives and those persons listed in Section 6.6(a)(i) are made aware of this Section 6.6 and comply with the provisions of this Section 6.6. Each Party shall be liable to the other Party for any improper use or disclosure of such terms or information by such persons.

(c)

No Party shall file this Agreement on SEDAR without reasonable prior consultation with the other Party and the Parties shall consult with each other with respect to any proposed redactions to this Agreement in compliance with Applicable Laws before it is filed on SEDAR.

6.7	Restrictions on Business

Aquila shall not, and shall not permit any other PSA Entity to carry on any business other than the holding of Shares of other PSA Entities or Back Forty (and, in the case of Aquila, the holding,

management and/or disposition, directly or indirectly, of any or all of the Excluded Assets, which shall be permitted for all purposes of this Agreement) and any activities incidental thereto including making of any equity investment in, or loan to, any PSA Entity or the provision of management, administration or similar services to any PSA Entity or as reasonably required to perform its obligations under the Security Documents.

6.8	Non-Arm’s Length Transactions

Without limiting Section 6.4, neither Aquila nor Back Forty shall, and Aquila shall not permit any other PSA Entity to, engage in any transaction or arrangements with any Aquila Group Entity, including the provision, purchase, sale or receipt of any service, asset or payment, except (i) pursuant to the Aquila Offtake Agreement, (ii) in the ordinary course of business, including in respect of intra-group management, administration or similar services, at prices and on terms and conditions at least as favourable to Back Forty or such PSA Entity as could be obtained on an arm’s-length basis from unrelated third parties, (iii) equity investments made in PSA Entities and subordinated Indebtedness of PSA Entities owing to other Aquila Group Entities incurred in accordance with the terms of this Agreement, or (iv) as otherwise expressly permitted pursuant to this Agreement.

6.9	Indebtedness

(a)

Prior to the Deposit Reduction Date, Back Forty shall not incur or assume or become liable for, and Aquila shall not and shall not permit any other PSA Entity to incur or assume or become liable for, any Indebtedness, except for Permitted Indebtedness.

(b)

For greater certainty, Back Forty and any PSA Entity may enter into a Project Facility, provided that such Project Facility, together with any other Permitted Indebtedness or equity financing of Aquila that has been obtained by Aquila or Back Forty in connection with the Back Forty Project is sufficient to fund the capital costs of the Back Forty Project as set forth in a Feasibility Study, including any contingencies set forth therein.

(c)

If Seller or any other PSA Entity wishes to enter into a Project Facility prior to the Deposit Reduction Date or grant an Encumbrance over any Collateral following the Deposit Reduction Date, then the Purchaser agrees to enter into an intercreditor agreement with such Lender or secured party, as applicable, and the applicable PSA Entity (such agreement to be negotiated promptly on terms acceptable to the Purchaser in its sole discretion).

6.10	Updated Feasibility Study

Aquila and Back Forty shall use all reasonable efforts to complete the Updated Feasibility Study as soon as practicable.

6.11	[REDACETED - COMMERCIALLY SENSITIVE]

ARTICLE 7
TRANSFERS OF INTERESTS

7.1	Prohibited Transfers

Except as set out in Section 7.2, in connection with a Pre-approved Change of Control, or with the Purchaser’s prior written consent, Aquila and Back Forty shall not, and Aquila shall ensure that none of the other PSA Entities:

(a)	Transfer, in whole or in part, the Back Forty Project, the Collateral or any Guarantor Collateral (other than any Permitted Dispositions); or

(b)	agree to, or enter into any agreement, arrangement or other transaction with any person that would cause, or otherwise allow or permit to exist, a Change of Control of Back Forty or any PSA Entity.

7.2	Permitted Transfers and Changes of Control

Following the Commencement of Commercial Production, Section 7.1 shall not prohibit a Transfer or Change of Control if:

Transfer of the Back Forty Project, Collateral or Guarantor Collateral

(a)	in the case of a Transfer of the Back Forty Project, Collateral or Guarantor Collateral to a person that is not a PSA Entity:

(i)	Aquila shall have provided the Purchaser with at least 30 days prior written notice of the proposed Transfer;

(ii)

Aquila, Back Forty and the other PSA Entities, as applicable, Transfer all, but not less than all, of the Back Forty Project, Collateral or Guarantor Collateral (other than leased personal property that is not material to the Back Forty Project that, by the terms of the lease, may not be transferred) to the same transferee;

(iii)

Aquila and Back Forty transfer and assign all rights and obligations under this Agreement to the same transferee concurrently with any such Transfer, and such transferee and the persons in respect of which such transferee is a subsidiary assume in favour of the Purchaser all of Aquila’s and Back Forty’s respective obligations under this Agreement pursuant to an agreement in form and substance satisfactory to the Purchaser, acting reasonably;

(iv)

the transferee, its Affiliates and each person in respect of which such transferee is a subsidiary or otherwise has a direct or indirect interest in the Back Forty Project grants the same charges and security interests in, to and over the Collateral and the Guarantor Collateral, and enters into the same Security Documents, including guarantees, entered into by Aquila, Back Forty and the other PSA Entities pursuant to Sections 8.1 and 9.2;

(v)	the transferee complies with the conditions set forth in Section 3.3(c)(iii);

(vi)	there is no Event of Default (or an event which with notice or lapse of time or both would become an Event of Default) that has occurred and is continuing;

(vii)

the Purchaser does not reasonably expect such Transfer or Change of Control to have a Material Adverse Effect (where, in the definition of “Material Adverse Effect”, references to “Aquila”, the “Seller”, and “PSA Entity” shall instead refer to the applicable transferee entity or Affiliate of the transferee entity);

(viii)	if the Transfer occurs prior to the Deposit Reduction Date, the Purchaser is satisfied that the transferee is an Approved Purchaser;

(ix)	all necessary consents and approvals of any Governmental Authority or other person are obtained or satisfied with respect to such Transfer; and

(x)

if the transferee, and any other persons in respect of which such transferee is a subsidiary and has entered into a guarantee, has any outstanding Indebtedness secured by the same assets as this Agreement and the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchaser on terms consistent with Section 6.9(c).

Change of Control

(b)	in the case of a Change of Control of Back Forty or the PSA Entities (excluding, for the avoidance of doubt, a Pre-approved Change of Control):

(i)	Aquila shall have provided the Purchaser with at least 30 days prior written notice of the proposed Change of Control;

(ii)

the person acquiring control of Back Forty or the PSA Entities (or if such person is controlled by another person, the persons in respect of which such person is a subsidiary) assumes in favour of the Purchaser all of the obligations of Aquila and Back Forty under this Agreement, such assumption to occur by an agreement in form and substance satisfactory to the Purchaser, acting reasonably (following which Aquila and Back Forty shall be released from their obligations under this Agreement);

(iii)	if the person is acquiring control of a PSA Entity, the person contemporaneously acquires, directly or indirectly, all of the PSA Entities;

(iv)

the person acquiring control of Back Forty or the PSA Entities and each person in respect of which such person is a subsidiary, if applicable, grants, to the extent applicable, the same charges and security interests in, to and over the Collateral and the Guarantor Collateral, and enters into the same Security Documents entered into by Back Forty and the PSA Entities pursuant to Sections 8.1 and 9.2;

(v)	the person acquiring control of Back Forty and the PSA Entities complies with the conditions set forth in Section 3.3(c)(iii);

(vi)	there is no Event of Default (or an event which with notice or lapse of time or both would become an Event of Default) that has occurred and is continuing;

(vii)

the Purchaser does not reasonably expect such Transfer or Change of Control to have a Material Adverse Effect (where, in the definition of “Material Adverse Effect”, references to “Aquila” shall instead refer to the applicable acquiring entity or Affiliate of the acquiring entity);

(viii)	in the event of a Change of Control prior to the Deposit Reduction Date, the Purchaser is satisfied that the acquiring person is an Approved Purchaser;

(ix)	all necessary consents and approvals of any Governmental Authority or other person are obtained or satisfied with respect to such Transfer; and

(x)

if the acquiring person, and any other persons in respect of which such acquiring person is a subsidiary and has entered into a guarantee, has any outstanding Indebtedness secured by the same assets as this Agreement and the Security Documents, their secured lenders shall have entered into an intercreditor agreement with the Purchaser on terms consistent with Section 6.9(c).

Inter-corporate Transfers

(c)	in the case of a direct or indirect Transfer of the Back Forty Project, Collateral or Guarantor Collateral to a PSA Entity:

(i)	Aquila shall have provided the Purchaser with at least 30 days prior written notice of the proposed Transfer;

(ii)	Aquila provides a confirmation in favour of the Purchaser that its obligations under this Agreement shall continue in full force and effect despite any such Transfer;

(iii)	the provisions of Section 7.2(a) are complied with mutatis mutandis, except for Section 7.2(a)(viii);

(iv)

if less than all of the Back Forty Project, Collateral or Guarantor Collateral are Transferred then Back Forty provides a confirmation in favour of the Purchaser that its obligations under the Agreement shall continue in full force and effect despite any such Transfer;

(v)	the transferee shall have no Indebtedness other than Permitted Indebtedness; and

(vi)

if, following such Transfer, the transferor has no direct or indirect interest in the Back Forty Project, the Collateral or in any PSA Entity and has not received Distributions of any of the Deposit other than in respect of or for purposes of satisfying the provisions regarding use of the Deposit as set out in Section 3.4 or in respect of Permitted Indebtedness, such transferor shall cease to be a PSA Entity.

Joint Ventures and Minority Dispositions

(d)

in the case of Back Forty or a PSA Entity entering into a minority interest disposition, joint venture or other similar commercial arrangement with another person that is not a PSA Entity and which is not a Transfer governed by Section 7.2(a) above, with respect to the Back Forty Project:

(i)	Aquila shall have provided the Purchaser with at least 30 days prior written notice of the proposed disposition, joint venture or other similar commercial arrangement;

(ii)	Aquila retains at least an indirect 50% undivided interest in the Back Forty Project;

(iii)	Back Forty, or another person directly or indirectly controlled by Aquila, is at all times the operator of the Back Forty Project;

(iv)

such other person agrees in a document, or documents, acceptable to the Purchaser, acting reasonably, with Aquila, Back Forty and the Purchaser to acknowledge the obligations of Back Forty under this Agreement and the Security Documents, including a guarantee and the granting to the Purchaser, for and on behalf of the Purchasers, of all the security interests in and to the Back Forty Project contemplated thereunder; provided that, if such other person acquires any legal right, title or interest in and to the Back Forty Project (including any registered or recorded title therein), such person assumes on a joint and several basis with Back Forty all of the obligations and duties under this Agreement and grants the same charges and security interests in, to and over the Back Forty Project to which it acquires any legal right, title or interest, and enters into the same Security Documents entered into by Back Forty and its subsidiaries pursuant to Section 8.1 and 9.2;

(v)	all filings have been made and all other actions have been taken that are required in order for the Purchaser to continue at all times following such transaction to have the valid and perfected security interest contemplated by Section 8.1 and 9.2;

(vi)	there is no Event of Default that has occurred and is continuing (or an event which with notice or lapse of time or both would become an Event of Default);

(vii)	such minority interest disposition, joint venture or other similar commercial arrangement could not reasonably be expected to have a Material Adverse Effect;

(viii)	all necessary consents and approvals of any Governmental Authority or other person obtained or satisfied with respect to such arrangements; and

(ix)

if the minority interest holder and any person who has direct or indirect interest in the minority interest holder has outstanding Indebtedness secured by the same assets as this Agreement and the Security Documents the minority interest holder and such other person shall have entered into an intercreditor agreement with the Purchaser on terms consistent with Section 6.9(c).

7.3	Abandonment

If the Seller intends to abandon, surrender, relinquish or let lapse or expire any of the Back Forty Properties, including by way of ceasing to maintain, or maintain in good standing (through the non-payment of rents or non-performance of exploration, exploitation or maintenance obligations or otherwise), Permits or mining claims or mill sites (the “Abandonment Property”), the Seller shall (A) have determined, acting in a commercially reasonable manner, that it is not economical to mine Minerals from the Abandonment Property, and (B) first give notice of such intention to the Purchaser at least thirty (30) days in advance of the proposed date of abandonment. If, not later than ten (10) days before the proposed date of abandonment of any Abandonment Property the Seller receives from the Purchaser written notice that the Purchaser desires the Seller to convey or cause the conveyance of the Abandonment Property to the Purchaser or an assignee, the Seller, for one (1) dollar, shall convey or cause the conveyance of such Abandonment Property to the Purchaser on an “as is, where is basis” and at the sole cost, risk and expense of the Purchaser and shall thereafter have no further obligation to maintain the title to such Abandonment Property. If the Purchaser does not give such notice to the Seller within the prescribed period of time, the Seller may abandon the Abandonment Property and shall thereafter have no further obligation to maintain the title to the Abandonment Property. If the Seller or any of its Affiliates reacquires a direct or indirect interest in any of the ground covered by the Abandonment Property at any time, the production of base metals, gold or silver from such property shall be subject to this Agreement and the Silver Purchase Agreement. The Seller shall give written notice to the Purchaser within twenty (20) days of any such reacquisition.

ARTICLE 8
SECURITY

8.1	Security

(a)

Back Forty grants to the Purchaser a continuing security interest and first priority lien (subject only to Permitted Encumbrances and the Intercreditor Agreement) in all of the Collateral now owned or hereafter acquired by it as security for its obligations under this Agreement and under the Security Documents.

(b)

Aquila and Back Forty shall cause all such further agreements, instruments and documents (including a security agreement by Back Forty, the Guarantees, the Guarantor Security Agreements and the other documents listed on Schedule G) to be executed and delivered and all such further acts, opinions and other documents, instruments and agreements (“Security Supporting Documents”) in connection therewith and things to be done as the Purchaser may from time to time reasonably require to obtain, perfect and maintain first ranking prior perfected Encumbrances in, to and over all of the Collateral, subject only to Permitted Encumbrances and the Intercreditor Agreement (collectively, the “Security Documents”).

(c)

Back Forty and Aquila shall not contest, and Aquila shall cause each Aquila Group Entity not to contest, in any manner, the effectiveness, validity, binding nature or enforceability or otherwise, the security granted in this Agreement or the other Transaction Documents.

(d)

Back Forty and Purchaser agree: (i) that they have not agreed that the time for attachment of the security interest granted pursuant to Section 8.1(a) shall be delayed; (ii) that such security interest shall attach upon the execution of this Agreement; and (iii) that value has been given by the Purchaser to Back Forty. Back Forty confirms that it has rights in the Collateral owned by it on the date hereof or the power to transfer rights in such Collateral.

(e)

If this Agreement is terminated by Back Forty pursuant to Section 12.2(a), the Purchaser shall take such steps, at its own expense, as Back Forty may reasonably request in order to discharge all filings that have been made in respect of the Collateral.

8.2	Stockpiling

If Back Forty, Aquila or any other PSA Entities intend to stockpile, store, warehouse or otherwise place Minerals off the Back Forty Property, before doing so, Back Forty shall obtain from the property owner, operator or both, as applicable, where such stockpiling, storage, warehousing or other placement occurs, to provide in favour of the Purchaser a written acknowledgement in form and substance satisfactory to the Purchaser, acting reasonably, which provides that Seller’s and/or its Affiliates’, as applicable, rights to the Minerals shall be preserved and which acknowledges the Purchaser’s Encumbrances thereon and provides the Purchaser with a right of access in the event of enforcement by the Purchaser of the Security.

ARTICLE 9
GUARANTEE

9.1	PSA Entity, Back Forty and Aquila Parent Guarantee and Indemnity

(a)

Aquila shall, and shall cause each other PSA Entity and Back Forty to, unconditionally and irrevocably guarantee on a joint and several and unlimited basis, the Guaranteed Obligations and shall indemnify the Purchaser from and against all losses arising from a breach of and agrees on written demand of the Purchaser to perform or discharge any such obligations which have not been fully paid, performed or discharged at the times and in the manner provided for in this Agreement. Back Forty and each of the PSA Entities has previously executed and delivered a guarantee in favour of the Purchaser in the form attached as Schedule I (each an “Existing Guarantee”).

(b)

Aquila shall cause Aquila Parent to unconditionally and irrevocably guarantee on a joint and several and limited recourse basis the Guaranteed Obligations and to indemnify the Purchaser from and against all losses arising from a breach of and agrees on written demand of the Purchaser to perform or discharge any such obligations which have not been fully paid, performed or discharged at the times and in the manner provided for in this Agreement (a “Limited Recourse Guarantee”, and together with the Existing Guarantees, the “Guarantees”).

9.2	Guarantor Security

(a)

In addition to the Guarantees, Back Forty, Aquila Parent and each PSA Entity shall grant, as security for its obligations under its respective Guarantee, to and in favour of the Purchaser, first ranking charges, pledges and security interests in, to and over (i) in the case of Aquila, the applicable Pledged Shares and any property, assets or proceeds (other than Permitted Distributions) of the Back Forty Project directly held or acquired by it, (ii) in the case of Back Forty and each other PSA Entity, all of its assets, property and undertaking, including for certainty the applicable Pledged Shares, and (iii) in the case of Aquila Parent, the applicable Pledged Shares in Aquila, and in each case, all proceeds thereof (collectively, the “Guarantor Collateral”), all pursuant to one or more security agreements (collectively, the “Guarantor Security Agreements”), together with such share certificates, control agreements, transfer powers, notations, endorsements, registrations, opinions and other documents, instruments and agreements in connection therewith as the Purchaser may reasonably require (“Guarantor Security Supporting Documents”), each in form and substance satisfactory to the Purchaser, acting reasonably, and in each case subject to Permitted Encumbrances and the Intercreditor Agreement.

(b)

Aquila shall cause each and any person who becomes a PSA Entity after the date hereof to execute (i) a Guarantee, (ii) a Guarantor Security Agreement, (iii) any other Security Documents as set out in Schedule G, and (iv) any Security Supporting Documents and Guarantor Security Supporting Documents. Aquila shall cause each and any person who becomes an Aquila Parent after the date hereof to (i) execute a Limited Recourse Guarantee, (ii) a Guarantor Security Agreement, and (iii) any Guarantor Security Supporting Documents.

(c)

Aquila shall, and shall cause each Aquila Group Entity to whom any debt, liability or obligation is owed by a PSA Entity from time to time, to execute and deliver a Subordination and Postponement of Claims.

(d)

Until the Commencement of Commercial Production, except for Permitted Distributions, Aquila shall not, and shall not permit any other PSA Entity to, make or commit to make any Distribution or other payment or transfer of assets, including by way of set-off or in-kind.

(e)

Following the Commencement of Commercial Production and until the Deposit Reduction Date, except for Permitted Distributions, Aquila shall not, and shall not permit any other PSA Entity to, make or commit to make any Distribution or other payment or transfer of assets including by way of set-off or in-kind unless:

(i)

no Aquila Event of Default and no event that, with the giving of notice or passage of time would constitute an Aquila Event of Default, has occurred and is continuing or would occur as a result of such Distribution;

(ii)	all operating expenses of the PSA Entities, on a consolidated basis, then due and owing have been paid in full;

(iii)	all amounts then due and owing in respect of any Indebtedness (“third- party debt”) of the PSA Entities (other than Indebtedness owing to any Aquila Group Entity) have been paid in full; and

(iv)

after giving effect to such Distribution, Back Forty expects to be able to pay all operating expenses and all amounts in respect of any third-party debt expected to come due and owing in the next 30 days.

For greater certainty, there are no restrictions on Distributions among the PSA Entities.

(f)

Aquila shall cause all such further agreements, instruments and documents to be executed and delivered and all such further acts and things to be done as the Purchaser may from time to time reasonably require to obtain, perfect and maintain first ranking prior perfected charges and security interests in, to and over all of the Guarantor Collateral, subject only to the Intercreditor Agreement and Permitted Encumbrances.

(g)

If this Agreement is terminated by Back Forty pursuant to Section 12.1(a), the Purchaser shall take such steps, at its own expense, as the Purchaser may reasonably request in order to discharge all filings that have been made in respect of the Guarantor Collateral.

(h)	Aquila shall not contest, and shall cause each Aquila Group Entity not to contest, in any manner, the effectiveness, validity, binding nature or enforceability of the Transaction Documents.

(i)

As soon as practicable and in any event on or before the second Business Day following the Effective Date, Aquila shall deliver and/or cause GORO Acquisitionco to deliver to the Purchaser the original share certificates and Powers of Attorney to Transfer Shares set forth in paragraphs 6(g) and 7(g) of Schedule G hereto, together with legal opinions, in form and substance satisfactory to the Purchaser, acting reasonably, of GORO’s legal counsel and Aquila’s pre-Effective Date legal counsel, as the case may be, addressed to the Purchaser relating to (A) the legal status of GORO Acquisitionco and Aquila, (B) the corporate power and authority of GORO Acquisitionco and Aquila to execute, deliver and perform the Transaction Documents delivered in connection herewith, (C) the authorization, execution and delivery by GORO Acquisitionco of the Transaction Documents delivered by it in connection herewith, and the authorization, execution and delivery of this Agreement by Aquila, (D) the enforceability of such Transaction Documents against GORO Acquisitionco and Aquila, (E) the validity and perfection of the Encumbrances created by such Transaction Documents, and (F) the issuance of the common shares of Aquila to GORO Acquisitionco.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties of Aquila and Back Forty

Aquila and Back Forty, acknowledging that the Purchaser is entering into this Agreement in reliance thereon, hereby jointly and severally make on and as of the date of this Agreement, the representations and warranties to the Purchaser set forth in Schedule E.

10.2	Representations and Warranties of the Purchaser

The Purchaser, acknowledging that Back Forty is entering into this Agreement in reliance thereon, hereby makes on and as of the date of this Agreement, the representations and warranties to Back Forty set forth in Schedule F.

10.3	Survival of Representations and Warranties

The representations and warranties set forth in Schedules E and F shall survive the execution and delivery of this Agreement.

10.4	Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge” of Aquila or Back Forty, it shall be deemed to refer to the actual knowledge of any of Aquila’s Chairman, Chief Executive Officer, Chief Financial Officer and any other senior officer from time to time and all information which ought to have been known by any of them after conducting a reasonable inquiry into the matters in question, whether or not any such inquiry was actually made.

ARTICLE 11

AQUILA EVENTS OF DEFAULT

11.1	Aquila Events of Default

Each of the following events or circumstances which is continuing constitutes an event of default by Aquila (each, an “Aquila Event of Default”):

(a)

Aquila fails to sell and deliver the Refined Gold to the Purchaser on the terms and conditions set forth in this Agreement within ten Business Days after receipt of notice from the Purchaser notifying Aquila of such default;

(b)

Back Forty is in breach or default of its obligations under Section 8.1 or Back Forty, any applicable PSA Entity or Aquila Parent is in breach or default of its obligations under the Security Documents, the Silver Purchase Agreement or the Subscription Agreement which breach or default is not remedied within the applicable grace period (if any) specified in the applicable Security Document, the Silver Purchase Agreement or the Subscription Agreement, as the case may be;

(c)

other than as provided in Sections 11.1(a) or 11.1(b), Aquila Parent, Back Forty or any PSA Entity is in breach or default of any terms or conditions, or any of its covenants or obligations, set forth in this Agreement in any material respect, which breach or default is not remedied within a period of 30 days following delivery by the Purchaser to Aquila of written notice of such breach or default, or such longer period of time as the Purchaser may determine in its sole discretion;

(d)

any of the representations or warranties given by Aquila or Back Forty under or in connection with the Transaction Documents is inaccurate in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality) as of the date given, and such inaccuracy is not remedied within a period of 30 days following delivery by the Purchaser to Back Forty of written notice of such inaccuracy, or such longer period of time as the Purchaser may determine in its sole discretion;

(e)

in respect of Indebtedness of any PSA Entity or Back Forty in a principal amount of $[REDACTED] or more (other than in respect of Indebtedness under a Project Facility) any (i) failure by such person to pay any such Indebtedness at the stated maturity thereof or upon the occurrence of an event as a result of which the holder of such Indebtedness has declared the principal thereof to be due and payable prior to the stated maturity thereof, or any event shall occur and shall continue after the applicable grace period (if any) specified in any agreement or instrument relating to any such Indebtedness of any such person, the effect of which is to permit the holder of such Indebtedness to declare the principal amount thereof to be due and payable prior to its stated maturity and in respect of which such holder has so declared the principal amount to be payable, or (ii) failure by any one or more of the PSA Entities to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or instrument evidencing any of such Indebtedness, the effect of which is to permit the holder of such Indebtedness to declare the principal amount thereof to be due and payable prior to its stated

maturity and in respect of which the holder has so declared the principal amount to be payable or has sought to enforce a guarantee in respect thereof;

(f)	[REDACTED - COMMERCIALLY SENSITIVE];

(g)	upon the occurrence of an Insolvency Event affecting Back Forty, any PSA Entity or Aquila Parent;

(h)	upon the occurrence of a Material Adverse Effect;

(i)

except as otherwise contemplated herein, any Security becomes invalid or unenforceable or otherwise ceases to constitute a first ranking perfected Encumbrance over the Collateral or Guarantor Collateral (subject to any Permitted Encumbrances and the Intercreditor Agreement), and such default has not been remedied within 20 days of the earlier of (i) any of Aquila Parent, Back Forty or the PSA Entities becoming aware of such default, and (ii) receipt of notice from the Purchaser notifying Aquila or Back Forty of such default;

(j)

any Governmental Authority condemns, expropriates, seizes or appropriates any property or part thereof which when combined with any other property previously condemned, expropriated, seized or appropriated, forms a material part of the Back Forty Project or the Collateral;

(k)

any Permit that has been previously obtained by Back Forty is suspended, cancelled, revoked, forfeited, surrendered, refused renewal or terminated (whether in whole or in part) at any time prior to the Deposit Reduction Date or otherwise is not, or ceases to be, in full force and effect at any time prior to the Deposit Reduction Date and Back Forty fails to cure such default within 60 days following such default;

(l)	[REDACTED - COMMERCIALLY SENSITIVE];

(m)	the Back Forty Project fails to achieve Commencement of Commercial Production by the Commencement of Commercial Production Date;

(n)

(A) if, following receipt of the Permits and prior to Commencement of Commercial Production, Aquila and Back Forty take no steps toward securing the Project Facility for a continuous period of [REDACTED], or following execution of the Project Facility or other project financing, no material work toward development of the Back Forty Project occurs for a continuous period of [REDACTED], and (B) following Commencement of Commercial Production operations at the Back Forty Project have been suspended for a continuous period of [REDACTED];

(o)	upon the occurrence of a Change of Control of a PSA Entity or Back Forty, except for a Pre-approved Change of Control or a Change of Control permitted pursuant to Article 7;

(p)	until the Deposit Reduction Date, the abandonment, loss or forfeiture of any material portion of the Back Forty Project or the Back Forty Property except in compliance with Section 7.3;

(q)

it is or becomes unlawful for Back Forty, any PSA Entity or Aquila Parent to perform any of its obligations under any Transaction Document to which it is a party or any of the security created or expressed to be created by the Security Documents ceases to be effective or enforceable at any time at which such security is intended to be effective or enforceable;

(r)	Back Forty, any PSA Entity or Aquila Parent repudiates or rescinds any Transaction Document or purports to repudiate or rescind any Transaction Document;

(s)	[REDACTED - COMMERCIALLY SENSITIVE]; and

(t)	[REDACTED - COMMERCIALLY SENSITIVE].

11.2	Remedies

(a)

If an Aquila Event of Default occurs and is continuing, the Purchaser shall have the right, upon written notice to Aquila, at its option and in addition to and not in substitution for any other remedies available to it hereunder or at law or equity, to take any or all of the following actions:

(i)	demand all amounts and deliveries then owing by Aquila to the Purchaser;

(ii)

prior to the Commencement of Commercial Production, terminate this Agreement by written notice to   Aquila   and,   without   limiting Section 11.2(a)(i), demand all Losses suffered or incurred by the Purchaser as a result of the occurrence of such Aquila Event of Default and termination, including the Deposit Balance plus an amount of interest equal to the aggregate amount of interest that would have accrued on the Deposit Balance based on a [REDACTED]% annual rate of interest calculated, accrued and compounded annually, from the funding date of each of the respective Collective Deposits, until such date of termination (the “Deposit Repayment Default Amount”); for greater clarity, the Deposit Repayment Default Amount shall be included only once when determining the amount of all Losses suffered or incurred pursuant to this Section 11.2(a)(ii);

(iii)

subsequent to the Commencement of Commercial Production, terminate this Agreement by written notice to Aquila and, without limiting Section 11.2(a)(i), demand all Losses suffered or incurred by the Purchaser as a result of the occurrence of such Aquila Event of Default and termination, including an amount equal to the greater of: (A) the Deposit Repayment Default Amount; and (B) the Net Present Value of the Remaining Stream based on a [REDACTED]% discount rate; and

(iv)	enforce the Security.

Upon each occurrence of an Aquila Event of Default, and for so long as such Aquila Event of Default is continuing, the Purchaser shall have no further obligation to fund any unpaid portion of the Deposit.

(b)

The Parties hereby acknowledge and agree that (i) the Purchaser will be damaged by an Aquila Event of Default; (ii) it would be impracticable or extremely difficult to fix the actual damages resulting from an Aquila Event of Default; (iii) any sums payable in accordance with Section 11.2(a)(ii) with respect to an Aquila Event of Default are in the nature of liquidated damages, not a penalty, and are fair and reasonable; and (iv) the amount payable in accordance with Section 11.2(a)(ii) with respect to an Aquila Event of Default represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such Aquila Event of Default in full and final satisfaction of all amounts owed in respect of such Aquila Event of Default.

(c)

For greater certainty, if the Purchaser does not exercise its right under Section 11.2(a)(ii), the obligations of Back Forty and Aquila or any successors following a realization hereunder shall continue in full force and effect.

ARTICLE 12
PURCHASER EVENTS OF DEFAULT

12.1	Purchaser Events of Default

Each of the following events or circumstances constitutes an event of default by the Purchaser (each, a “Purchaser Event of Default”):

(a)

the Purchaser fails to pay any portion of the Deposit to Aquila in accordance with this Agreement where all of the conditions in Section 3.2 have been satisfied or waived (any such unpaid portion of the Deposit, the “Unpaid Deposit”);

(b)	the Purchaser is in breach or default of any terms or conditions, or any of its covenants or obligations, set forth in this Agreement in any material respect (other than a breach or default of the covenants or obligations referenced in Section 12.1(a)), and such breach or default is not remedied within a period of 30 days following delivery by Aquila or Back Forty to the Purchaser of written notice of such breach or default, or such longer period of time as Aquila may determine in its sole discretion; or

(c)

any of the representations or warranties given by the Purchaser is inaccurate in any material respect (or in any respect in the case of representations and warranties that are qualified by materiality) as of the date given, and such inaccuracy is not remedied within a period of 30 days following delivery by Aquila or Back Forty to the Purchaser of written notice of such inaccuracy, or such longer period of time as Aquila may determine in its sole discretion.

12.2	Remedies

(a)

In addition to Aquila’s rights under Section 13.3 and in addition to and not in substitution for any other remedies available to it hereunder or at law or in equity, if a Purchaser Event of Default described in Section 12.1(a) has occurred and is continuing for more than 10 Business Days, then Aquila shall have the right, at its option, to terminate this Agreement by written notice to the Purchaser, subject to Aquila returning to the Purchaser the Deposit Balance within 10 Business Days. Notwithstanding the foregoing, in the event that the Purchaser has disputed the satisfaction of any condition precedent in respect of a relevant portion of the Unpaid Deposit, and such dispute is determined favourably to Aquila, the Purchaser will have 10 Business Days to pay such Unpaid Deposit before Aquila may exercise its rights under this Section 12.2(a).

(b)

If a Purchaser Event of Default under Sections 12.1(b) or (c) (other than with respect to the payment of the amount of the Deposit set forth in Section (a)) has occurred and is continuing, Aquila shall have no right to terminate this Agreement, but shall be entitled to all other remedies available to it under this Agreement or at law or in equity.

ARTICLE 13
ADDITIONAL PAYMENT TERMS

13.1	Payments

All payments of funds due by one Party to another under this Agreement shall be made in U.S. dollars and shall be made by wire transfer in immediately available funds to the bank account or accounts designated by the receiving Party in writing from time to time.

13.2	Taxes

(a)

All deliveries of Refined Gold and all payments and transfers of property of any kind under the Transaction Documents by any Aquila Group Entity shall be made without any deduction, withholding, charge, levy or imposition for or on account of any Taxes, except as required by Applicable Laws.

(b)

Subject to Section 13.2(c) below, all Taxes, if any, as are required by Applicable Laws to be deducted, withheld, charged, levied, collected or imposed on any person or with respect to any such delivery, payment or transfer made by any Aquila Group Entity shall be paid by Aquila by delivering, paying or transferring to the Purchaser or on its behalf, in addition to such delivery, payment or transfer, such additional delivery, payment or transfer (each, an “Additional Amount”) as is necessary to ensure that the net amount received by the Purchaser (net of any such Taxes, including any Taxes required to be deducted, withheld, charged, levied, collected or imposed on any such Additional Amount) equals the full amount that the Purchaser would have received had no such deduction, withholding, charge, levy, collection or imposition been required.

(c)

Notwithstanding Section 13.2(b), Aquila, Back Forty or any Aquila Group Entity shall not be responsible for any Excluded Taxes (as defined below) imposed or collected by any jurisdiction in respect of deliveries of Refined Gold or payments and transfers of property of any kind made by an Aquila Group Entity pursuant to the Transaction Documents. For these purposes “Excluded Taxes” means any additional Taxes imposed or collected by a jurisdiction by reason of the Purchaser (or any assignee of the Purchaser pursuant to Section 15.11, but with respect only to the interest of such assignee) (i) being incorporated or resident in that jurisdiction, (ii) carrying on business in, or having a permanent establishment or a connection in, that jurisdiction, or (iii) participating in a transaction separate from this Agreement in that jurisdiction, in each case determined by application of the laws of that jurisdiction, and in each case other than by reason of purchasing Refined Gold under this Agreement, receiving payments, transfers or deliveries under this Agreement in that jurisdiction, making payments under this Agreement, or enforcing rights under the Transaction Documents.

(d)

Cooperation. The Parties agree to reasonably cooperate to: (i) ensure that no more Taxes, duties or other charges are payable than is required under Applicable Law; and (ii) obtain a refund or credit of any Taxes which have been overpaid.

(e)

Tax Planning. Following the execution and delivery of this Agreement, each of the Parties will co-operate reasonably with the other Party in implementing any proposed adjustments to the structure or terms of this Agreement to facilitate tax planning, provided that such adjustments have no material adverse impact on the non-proposing Party and that the costs of such adjustments shall be paid for by the proposing Party.

13.3	Overdue Payments

Any payment or delivery not made by a Party on or by any applicable payment or delivery date referred to in this Agreement shall incur interest from the due date until such payment or delivery is paid or made in full at a per annum rate equal to 10% from and after the due date, calculated, compounded and paid monthly in arrears.

13.4	Set-Off

Any dollar amount or Refined Gold owing by a Party to any other Party under this Agreement may be set off against any dollar amount or Refined Gold owed to such Party by the other Party. Any amount of Refined Gold set off and withheld against any non-payment by a Party shall be valued at the Reference Price, as applicable, as of the first trading day that such amount of Refined Gold became payable to such Party and shall result in a reduction in an amount of Refined Gold otherwise to be delivered by that number of ounces equal to the dollar amount set off divided by the Reference Price, as applicable, as of the day such dollar amount first became payable.

ARTICLE 14
INDEMNITIES

14.1	Indemnity of Aquila and Back Forty

Aquila and Back Forty jointly and severally agree to indemnify and save the Purchaser, its Affiliates and their directors, officers, employees and agents harmless from and against any and all Losses suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of:

(a)

any breach or inaccuracy of any representation or warranty of the Aquila Group Entities contained in this Agreement or the other Transaction Documents, including without limitation the representations and warranties set forth in Schedule E hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto;

(b)

any breach, including breach due to non-performance, by the Aquila Group Entities of any covenant or agreement to be performed by any of the Aquila Group Entities contained in this Agreement or the other Transaction Documents or in any document, instrument or agreement delivered pursuant hereto or thereto;

(c)	the development or operation of the Back Forty Project;

(d)

the failure of any of the Aquila Group Entities to comply with any Applicable Law, including any Applicable Law relating to environmental matters and reclamation obligations, with respect to the Back Forty Project; or

(e)

the physical environmental condition of the Back Forty Project and matters of health and safety related to the Back Forty Project or any action or claim brought with respect thereto (including conditions arising prior to the date of this Agreement), provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of such indemnified persons. This clause shall survive termination of this Agreement.

14.2	Indemnity of Purchaser

The Purchaser agrees to indemnify and save Aquila, Back Forty, their Affiliates and their directors, officers, employees and agents harmless from and against any and all Losses suffered or incurred by any of them as a result of, in respect of, or arising as a consequence of:

(a)

any breach or inaccuracy of any representation or warranty of the Purchaser contained in this Agreement or the other Transaction Documents, including without limitation the representations and warranties set forth in Schedule F hereto, or in any document, instrument or agreement delivered pursuant hereto or thereto; or

(b)

any breach, including breach due to non-performance, by the Purchaser of any covenant or agreement to be performed by the Purchaser contained in this Agreement or the other Transaction Documents or in any document, instrument or agreement delivered pursuant hereto or thereto, provided that the foregoing shall not apply to any Losses to the extent they arise primarily from the gross negligence or willful misconduct of such indemnified persons. This clause shall survive termination of this Agreement.

ARTICLE 15
GENERAL

15.1	Disputes and Arbitration

Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof which has not been resolved by the Parties within the time frames specified herein (or where no time frames are specified, within 15 days of the delivery of written notice by either Party of such dispute, controversy or claim) shall be referred to the chief executive officer of Aquila and the General Counsel of the Purchaser for prompt resolution. Any such dispute, controversy or claim which cannot be resolved by such persons within 15 days after it has been so referred to them hereunder, including the determination of the scope or applicability of this Agreement to arbitrate, shall be settled by binding arbitration administered by the International Center for Dispute Resolution, and any Party may so refer such dispute, controversy or claim to binding arbitration. Such referral to binding arbitration shall be to one qualified arbitrator in accordance with the Arbitration Rules, as may be amended from time to time, which Arbitration Rules shall govern such arbitration proceeding. The arbitration shall be confidential as set out in Schedule D. The place of arbitration shall be Toronto, Ontario, and the language of arbitration shall be English. The determination of such arbitrator shall be final and binding upon the Parties and the costs of such arbitration shall be as determined by the arbitrator. Judgment on the award may be entered in any court having jurisdiction. This Section 15.1 shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of competent jurisdiction. The Parties covenant and agree that they shall conduct all aspects of such arbitration having regard at all times to expediting the final resolution of such arbitration. Notwithstanding the foregoing, this Section 15.1 shall not apply to the Guarantees, the Security Documents or the Intercreditor Agreement.

15.2	Further Assurances

Each Party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the Party requesting such further instrument, document or action, unless expressly indicated otherwise.

15.3	No Joint Venture

Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, agency relationship, fiduciary relationship, or other partnership relationship between the Purchaser and any Aquila Group Entity.

15.4	Governing Law

This Agreement shall be governed by and construed under the laws of the Province of Ontario (without regard to its laws relating to any conflicts of laws). The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

15.5	Notices

Unless otherwise specifically provided in this Agreement, any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by hand to an officer or other responsible employee of the addressee or transmitted by facsimile transmission or sent by electronic mail in PDF format, addressed to:

(i)	If to Aquila or Back Forty to:

c/o Gold Resource Corporation

7900 East Union Ave, Suite 320

Denver, Colorado, USA

80237

Attention:	[REDACTED]
E-mail:	[REDACTED]

with a copy to:

Fasken Martineau DuMoulin LLP

Suite 2400, Bay Adelaide Centre

333 Bay Street

Toronto, Ontario M5H 2T6

Attention:	[REDACTED]
Telecopier No.:	[REDACTED]
E-mail:	[REDACTED]

(ii)	If to the Purchaser, to:

[REDACTED-COMMERCIALLY SENSITIVE]

Attention:	[REDACTED]
Facsimile No.:	[REDACTED]
E-mail:	[REDACTED]

with respect to any notices pursuant to Section 2.3, with a copy by electronic mail to (which shall not constitute notice):

Email: [REDACTED]

with a copy to:

Bennett Jones LLP

3400, One First Canadian Place, P.O. Box 130

Toronto, Ontario

M5X 1A4

Attention:	[REDACTED]
Telecopier No.:	[REDACTED]
E-mail:	[REDACTED]

Any notice or other communication given in accordance with this section, if delivered by hand as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery is received before 4:00 pm at of the place of delivery; otherwise, it shall be deemed to be validly and effectively given on the Business Day next following the date of delivery. Any notice of communication which is transmitted by facsimile transmission or electronic mail as aforesaid, shall be deemed to have been validly and effectively given on the date of transmission if such date is a Business Day and such transmission was received before 4:00 pm at the place of receipt; otherwise it shall be deemed to have been validly and effectively given on the Business Day next following such date of transmission.

15.6	Press Releases

The Parties shall jointly plan and co-ordinate, and shall cause their respective Affiliates to jointly plan and coordinate, any public notices, press releases, and any other publicity concerning the entering into of this Agreement and none of the Parties or its Affiliates shall act in this regard without reasonable prior consultation with the other Parties, unless such disclosure is required to meet timely disclosure obligations of such Parties or their Affiliates under Applicable Laws in circumstances where prior consultation with the other Parties is not practicable, and a copy of such disclosure shall be provided to the other Parties at such time as it is made publicly available.

15.7	Amendments

This Agreement may not be changed, amended or modified in any manner, except pursuant to an instrument in writing signed on behalf of each of the Parties.

15.8	Beneficiaries

This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.

15.9	Entire Agreement

This Agreement, the Subscription Agreement and the Security Documents together constitute the entire agreement between the Parties with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, opinions, advice, assertions of fact, matters, undertakings or collateral agreements, express, implied or statutory, with respect to the subject matter hereof and thereof by or between the Parties (or by any of their respective employees, directors, officers, representatives or agents) other than as expressly set forth in this Agreement, the Subscription Agreement or the Security Documents. For greater certainty, this Agreement amends and restates the Current GPA in its entirety.

15.10	Waivers

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

15.11	Assignment

(a)	This Agreement shall enure for the benefit of and shall be binding on and enforceable by the Parties and their respective successors and permitted assigns.

(b)	The Purchaser shall be entitled to assign this Agreement provided that (i) such assignment does not result in Aquila becoming liable to pay to the assignee,

immediately following such assignment, Additional Amounts in excess of any Additional Amounts, if any, that Aquila would otherwise be liable to pay to the Purchaser immediately prior to such assignment, and (ii) if such assignment occurs prior to the payment of the Deposit in full, the Purchaser may assign this Agreement to a successor that has sufficient financial ability to assume the Purchaser’s obligations hereunder, as demonstrated to Aquila’s reasonable satisfaction. Notwithstanding the foregoing, the Purchaser shall not be entitled to assign this Agreement to a successor on the Foreign Corrupt Practices Act enforcement actions list maintained by the United States Securities and Exchange Commission without the prior written consent of Aquila.

(c)

Except as provided in Article 7 herein, neither Aquila or Back Forty shall Transfer, in whole or in part, any of its rights or obligations under any of the Transaction Documents, as applicable, without the prior written consent of the Purchaser.

15.12	Severability

If any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to replace any provision that is invalid, illegal or unenforceable with such other valid provision that most closely replicates the economic effect and rights and benefits of such impugned provision.

15.13	Costs and Expenses

Except as otherwise provided for in this Agreement, all costs and expenses incurred by a Party shall be for the account of Aquila and Aquila shall forthwith reimburse the Purchaser for all costs and expenses submitted to Aquila for payment.

15.14	Permitted Encumbrances

Any reference in any of the Transaction Documents to a Permitted Encumbrance is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Encumbrance created by any of the Transaction Documents to any Permitted Encumbrances.

15.15	Amendment and Restatement of Current GPA, and Purchaser’s Consent

(a)

Subject to Section 15.15(b), and notwithstanding any other provision of this Agreement, none of the provisions of this Agreement (other than this Section 15.15 and Article 1 and any other provisions of this Article 15 which are necessary in order to construe, interpret, give effect to and enforce this Section 15.15) shall be of any force and effect at any time until immediately before the Effective Time. With effect as of the time immediately before the Effective Time, it shall be deemed that:

(i)

this Agreement amends, restates, consolidates and supplements certain provisions of the Current GPA and shall not be considered a novation thereof. Any provision hereof which differs from or is inconsistent with a provision of the Current GPA constitutes an amendment to the Current GPA. The provisions of the Current GPA as amended hereby have been consolidated and restated in this Agreement. This Agreement will not discharge or constitute a novation of any debt, obligation, covenant or agreement contained in the Current GPA or in any collateral, agreements, certificates and other documents executed and delivered by or on behalf of the Parties or the PSA Entities in respect thereof or in connection therewith, but same shall remain in full force and effect save to the extent same are amended by the provisions of this Agreement. All representations and warranties set out in this Agreement are freshly made on the date hereof except to the extent made as of a specific date referred to herein, but nothing herein shall release or otherwise affect the Parties or the PSA Entities’ liability in connection with the representations and warranties contained in the Current GPA; and

(ii)

any waiver of, or consent to depart from, the requirements of any provision of any Prior GPA which were given by a Party remains in full force and effect in accordance with its terms in relation to this Agreement (except that paragraph 5 of the deposit and limited waiver request re Fourth Deposit dated August 15, 2021 between Aquila and the Purchaser, which paragraph related to certain rights of the Purchaser to representation on the board of directors of Aquila, shall cease to be of any force and effect from and after the Effective Time).

(b)

Notwithstanding any other provision of this Agreement, in the event that the Certificate of Arrangement is not issued on or before January 14, 2022, this Agreement shall be of no further force and effect and shall be deemed to be terminated automatically as of 11:59 p.m. (Toronto time) on such date without any further action being required to be taken by any Party, provided that, for greater certainty, following such termination the Current GPA shall continue in force and effect in accordance with its terms.

(c)

The Parties acknowledge that the completion of the Arrangement will result in a Change of Control of Back Forty and each of the PSA Entities as contemplated by Section 7.2(b) of the Current GPA. The Purchaser hereby consents to the completion of the Arrangement on the basis set out in this Agreement.

15.16	Reaffirmation

Each of Back Forty and Aquila (on its own behalf and on behalf of the other PSA Entities) irrevocably and unconditionally confirms that the existing Guarantees granted by it continue to guarantee the payment and performance of the Guaranteed Obligations, including those arising as a result of or in connection with this Agreement, which are now due or hereafter become due or accruing due under or in connection with the Guarantees or the Guarantor Security Agreements. Each of Back Forty and Aquila (on its own behalf and on behalf of the other PSA Entities) irrevocably and unconditionally:

(a)	acknowledges, confirms and agrees that each of the Security Documents, the Security Supporting Documents, the Guarantees, the Guarantor Security

Agreements and the Guarantor Security Supporting Documents executed and delivered by it in connection with any Prior GPA, and all of the covenants, agreements, obligations and liabilities provided for under such documents, remain in full force and effect, continue to constitute the legal, valid, binding and enforceable covenants, agreements, obligations and liabilities of Back Forty and the PSA Entities, and secures and shall secure all Guaranteed Obligations; and

(b)

ratifies, confirms and agrees to perform, observe, comply with and be bound by each and every covenant, agreement, term, condition, undertaking, appointment, duty, guarantee, indemnity, debt, liability, obligation and lien contained in, existing under or created by any of the Security Documents, the Security Supporting Documents, the Guarantees, the Guarantor Security Agreements and the Guarantor Security Supporting Documents executed and delivered by it in connection with any Prior GPA.

15.17	Counterparts

This Agreement may be executed in one or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic scan shall be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first written above.

OSISKO BERMUDA LIMITED

Per:	/s./ Michael Spencer
	Name:	Michael Spencer
	Title:	Managing Director

AQUILA RESOURCES INC.

Per:	/s./ Guy Le Bel
	Name:	Guy Le Bel
	Title:	Chief Executive Officer

Per:	/s./ Stephanie Malec
	Name:	Stephanie Malec
	Title:	Chief Financial Officer

BACK FORTY JOINT VENTURE LLC

Per:	/s./ Guy Le Bel
	Name:	Guy Le Bel
	Title:	Chief Executive Officer

Per:	/s./ Stephanie Malec
	Name:	Stephanie Malec
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Gold Purchase Agreement]

SCHEDULE A-1

DESCRIPTION OF BACK FORTY PROPERTY (WITH MAP)

[REDACTED - COMMERCIALLY SENSITIVE]

A-1-1

SCHEDULE A-2

[REDACTED - COMMERCIALLY SENSITIVE]

A-2-1

SCHEDULE B

PAYABLE GOLD

[REDACTED - COMMERCIALLY SENSITIVE]

B-1

SCHEDULE C

PROJECT COSTS

[REDACTED - COMMERCIALLY SENSITIVE]

C-1

SCHEDULE D

DISPUTE RESOLUTION – CONFIDENTIALITY

The following confidentiality rules and procedures shall apply with respect to any matter to be arbitrated by the Parties under the terms of this Agreement.

Confidentiality

(a)

The arbitration, including any settlement discussions between the parties related to the subject matter of the arbitration shall be conducted on a private and confidential basis and any and all information exchanged and disclosed during the course of the arbitration shall be used only for the purposes of the arbitration and any appeal therefrom. Neither party shall communicate any information obtained or disclosed during the course of the arbitration to any third party except to those experts or consultants employed or retained by, or consulted about retention on behalf of, such party in connection with the arbitration and solely to the extent necessary for assisting in the arbitration, and only after such persons have agreed to be bound by these confidentiality conditions. In the event that disclosure of any information related to the arbitration is required to comply with Applicable Law or court order, the disclosing party shall promptly notify the other party of such disclosure, shall limit such disclosure limited to only that information so required to be disclosed and shall have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled.

(b)

The award of the Arbitrator and any reasons for the decision of the Arbitrator shall also be kept confidential except (i) as may reasonably be necessary to obtain enforcement thereof; (ii) for either party to comply with its disclosure obligations under Applicable Law; (iii) to permit the parties to exercise properly their rights under the Arbitration Rules; and (iv) to the extent that disclosure is required to allow the parties to consult with their professional advisors.

D-1

SCHEDULE E

AQUILA AND SELLER REPRESENTATIONS AND WARRANTIES

(a)

Organization. Each of the PSA Entities has been duly incorporated or formed, as applicable, and is validly existing under the Applicable Laws of their existence. Each of Back Forty and the PSA Entities has the power and capacity to own and lease its property and to carry on its business as currently conducted. Each of Back Forty and the PSA Entities is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of the Business or the property or assets owned or leased by it make such qualification necessary, and is not otherwise precluded from carrying on the Business or owning or leasing property or assets in such jurisdictions by any other commitment, agreement or document. No proceeding has been instituted or, to Aquila’s knowledge, threatened in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. Each of Back Forty and the PSA Entities is up-to-date in all its corporate filings and is in good standing under Applicable Laws in all material respects.

(b)

Books and Records. The minute books and corporate records of each of Back Forty and the PSA Entities are true and correct in all material respects and contain all minutes of all meetings and all resolutions of the shareholders or directors (or any committee thereof) of Back Forty or such PSA Entity, as applicable, as at the date hereof (and true and correct copies thereof have been provided by Aquila).

(c)

Subsidiaries. Aquila is, directly or indirectly, the registered holder and/or beneficial owner of all of the outstanding equity and voting securities of the other PSA Entities. Aquila Resources USA Inc. and Aquila Michigan Inc., together, are the registered holders and beneficial owners of all of the outstanding member and other equity interests of Back Forty. None of Back Forty or any of the PSA Entities is engaged in any joint purchasing arrangement, joint venture, partnership or other joint enterprise with any person.

(d)

Authorization. Back Forty and each relevant PSA Entity has the requisite power and authority to enter into each of the Transaction Documents to which it is or will become a party, and to perform its obligations thereunder. Each of the Transaction Documents to which Back Forty or a PSA Entity is or will become a party has been duly authorized, executed and delivered by Back Forty or such PSA Entity, as applicable, and each Transaction Document to which Back Forty or a PSA Entity is or will become a party is or will be a valid and binding agreement of Back Forty or such PSA Entity, as applicable, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(e)

No Violation. The execution and delivery by Back Forty and each relevant PSA Entity of each Transaction Document to which it is a party, and the performance by it of its obligations hereunder or thereunder does not and will not result in either:

(i)

the breach or violation of any of the provisions of, or constitute a default under or conflict with or cause the acceleration of any obligation of Back Forty or any PSA Entity under, or give any person a right to terminate, cancel or modify: (A) any Contract to which Back Forty or any PSA Entity is bound, or by which any of its property or assets (including the Mineral Rights) are bound; (B) any provision of the constating documents or any resolution of the shareholders, partners or directors (or any committee thereof) of Back Forty or any PSA Entity; (C) any Applicable Laws; or (D) any Permit; or

(ii)	other than as contemplated by the Transaction Documents, the creation or imposition of any Encumbrance on any property or assets (including the Mineral Rights) of Back Forty or a PSA Entity; or

(iii)	[REDACTED - COMMERCIALLY SENSITIVE].

(f)

No Restriction. None of Back Forty or any of the PSA Entities is subject to, or a party to, any restriction under its constating documents, any Applicable Law, any Contract, any Encumbrance or any other restrictions of any kind or character which would prevent compliance by Back Forty or a PSA Entity with the terms, conditions and provisions of the Transaction Documents or the continued operations of the Business as currently conducted or as contemplated to be conducted as disclosed in the Back Forty PEA Technical Report and contemplated by the Transaction Documents.

(g)

Consents and Approvals. There is no requirement under the Securities Laws for Back Forty or any of the PSA Entities to make any filing, give any notice, obtain any Permit or take any proceeding as a condition to the lawful consummation of the transactions contemplated by the Transaction Documents, and there are no filings required to be made prior to or following the date hereof under the rules of the TSX and Ontario Securities Commission. Except pursuant to the Silver Purchase Agreement and the Security Documents (as therein defined) or as otherwise disclosed in Schedule E(g), there is no requirement under any Contract of Back Forty or any of the PSA Entities to give any notice to, or to obtain the consent or approval of, any party to such Contract in respect of the Transaction Documents or the transactions contemplated hereunder and thereunder.

(h)	Regulatory Matters.

(i)

As of the date of this Agreement, (A) Aquila is a “reporting issuer” (or the equivalent) only in the Provinces of British Columbia, Alberta, Saskatchewan, Nova Scotia and Ontario and is not included in a list of defaulting reporting issuers maintained by the Securities Regulators, and

(B) Aquila has not taken any action to cease to be a reporting issuer in any jurisdiction in which it is a reporting issuer, and has not received any notification from a Securities Regulator seeking to revoke Aquila’s reporting issuer status. All filings and fees required to be made and paid by Aquila pursuant to Securities Laws and general corporate law have been made and paid.

(ii)

As of their respective filing dates, each of the Public Disclosure Documents complied with the requirements of applicable Securities Laws in all material respects and none of the Public Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There is no material change relating to Aquila which has occurred and with respect to which the requisite material change report has not been filed with the Securities Regulators. Aquila has not filed any confidential material change report or other confidential report with any Securities Regulator or other Governmental Authority which at the date hereof remains confidential. All material agreements required to be filed with the Securities Regulators by Aquila pursuant to Securities Laws have been filed.

(iii)

The Back Forty PEA Technical Report and the Public Disclosure Documents comply in all material respects with the provisions of NI 43-101. The estimates in the Back Forty PEA Technical Report and the Public Disclosure Documents of Aquila’s mineral resources and mineral reserves have been prepared and disclosed in accordance with NI 43-101 and the information prepared by Aquila upon which such estimates were based was, at the time of delivery thereof, complete and accurate and, except as otherwise noted in the Public Disclosure Documents or otherwise disclosed in writing by Aquila to the Purchaser, there have been no material changes to such information since the date of delivery or preparation thereof.

(iv)	As of the date of this Agreement, Aquila is currently in compliance in all material respects with the rules and regulations of the TSX.

(i)	Permits.

(i)

Each Permit held by Back Forty as of the date hereof is validly subsisting and in good standing and Back Forty is not in default or breach of any such Permit in any material respect and, except as described on Schedule E-(r), no proceeding is pending or, to the knowledge of Aquila or Back Forty, threatened to revoke or limit any such Permit and, to the knowledge of Aquila or Back Forty, there are no facts or circumstances that may be likely to result in such a revocation or limitation. To the knowledge of Aquila or Back Forty, there are no grounds, facts or circumstances that could reasonably be expected to prevent the renewal of any Permit currently held by or granted to Back Forty. As of the date of this Agreement, Aquila has made available in the Data Room or otherwise provided to the Purchaser a true and complete copy of each Permit held by or granted to Back Forty and all amendments thereto.

(ii)

Other than the Permits set out in Schedule E-(i), there are no Permits necessary to carry on the Back Forty Project as presently conducted, including as contemplated by Aquila or Back Forty and disclosed in the Public Disclosure Documents and contemplated in the Transaction Documents, or as currently contemplated to be conducted as set out in the Back Forty PEA Technical Report.

(j)	Back Forty Property and Back Forty Project.

(i)	Back Forty:

(A)	has valid and subsisting leasehold title to all leases of real property and mineral concessions included within the Back Forty Property subject to Permitted Encumbrances;

(B)

has valid possessory and record title to all mining concessions included within the Back Forty Property, except for Permitted Encumbrances and such concessions that are leased to Back Forty and are covered under part (A) of this paragraph;

(C)

has good and marketable title to such other real property interests included within the Back Forty Property and not otherwise included under parts (A) and (B) of this paragraph, subject to Permitted Encumbrances; and

(D)

has good and valid title to or hold a valid leasehold interest in such properties and assets, which are not real property interests, and are included within the Back Forty Property, subject to Permitted Encumbrances.

(ii)	There are no Encumbrances upon or with respect to any of the properties and assets included in the Back Forty Property, except for Permitted Encumbrances.

(iii)

Other than the Back Forty Property, Back Forty does not hold any freehold, leasehold or other real property interests or rights (including licences from landholders permitting the use of land, leases, rights of way, occupancy rights, surface rights and easements).

(iv)	No person other than Back Forty has any rights to participate in or operate the Back Forty Property or the Back Forty Project.

(v)

Other than as disclosed in Schedule E-(i), the Back Forty Property constitutes all real property, mineral, surface interests and ancillary rights necessary for the development, construction and mining operations of the Back Forty Project, as currently operated and as contemplated to be developed and operated, substantially in accordance with the Back Forty PEA Technical Report.

(vi)	[REDACTED - COMMERCIALLY SENSITIVE].

(vii)

Other than pursuant to the [REDACTED - COMMERCIALLY SENSITIVE] Agreement, the Subscription Agreement, the Orion Subscription Agreement, the Silver Purchase Agreement and the Royalties, none of the Back Forty Property or any Minerals produced therefrom are subject to an option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty, or right capable of becoming an agreement, option, right of first refusal or right, title, interest, reservation, claim, rent, royalty, or payment in the nature of rent or royalty.

(viii)

Other than pursuant to this Agreement, the Royalties, Applicable Laws or the Silver Purchase Agreement, there are no restrictions on the ability of Back Forty or any PSA Entity to exploit the Back Forty Property.

(k)

Title to Personal and Other Property. The location of all of the material personal property that Back Forty and the PSA Entities own, lease or use in connection with the Back Forty Project are set out in Schedule A. Back Forty and the PSA Entities have good and valid title to, or valid rights to lease or otherwise use all such personal property free and clear of all Encumbrances other than Permitted Encumbrances. All of the material personal property and assets that Back Forty and the PSA Entities own, lease or use in connection with the Back Forty Project are in good operating condition, having regard to the use and age thereof, except only for reasonable wear and tear.

(l)

Expropriation. No property or asset (including the Mineral Rights) of Back Forty or any of the PSA Entities has been taken or expropriated by any Governmental Authority or person nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Aquila, is there any intent or proposal to give any such notice or commence any such proceeding.

(m)

No Options, Etc. Other than pursuant to the [REDACTED - COMMERCIALLY SENSITIVE] Agreement, the Silver Purchase Agreement, the Royalties and this Agreement or as permitted by this Agreement, no person  has any Contract or any right  or privilege capable of becoming a Contract to acquire (whether or not subject to conditions) from Back Forty or any of the PSA Entities any of its material property (or any interest therein) or assets relating to the Back Forty Project (including the Mineral Rights) or any interest therein, including the Back Forty Property.

(n)	Compliance with Laws.

(i)

None of Back Forty or any of the PSA Entities has been or is in breach or violation of: (A) any of the terms, conditions or provisions of its constating documents or resolutions of its shareholders or directors (or any committee thereof) in any material respect; (B) any outstanding Permit; or (C) any Applicable Laws relating to, or any Order of any Governmental Authority having jurisdiction over, Back Forty any PSA Entity or their respective property or assets relating to the Back Forty Project (including the Mineral Rights) in any material respect.

(ii)	To the knowledge of Aquila, there is no Applicable Law, or proposed Applicable Law, which will have or could reasonably be expected to have a Material Adverse Effect.

(iii)

All mining operations and all exploration activities in respect of the Mineral Rights have been conducted in accordance with good mining and engineering practices and all workers’ compensation and health and safety regulations applicable to Back Forty or any of the PSA Entities have been complied with in all material respects.

(o)

Material Contracts. All Material Contracts, and any agreement which exists in draft or unsigned form or in respect of which a term sheet, letter of intent, memorandum of understanding or other similar document exists which would, upon execution of the definitive agreement, constitute a Material Contract are set out in Schedule E- (o), and true and complete copies thereof have been made available to the Purchaser in the Data Room or otherwise provided to the Purchaser. None of Back Forty, any of the PSA Entities or, to Aquila’s knowledge, any other person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by Back Forty, the PSA Entities or such other person under any Material Contract to which Back Forty or a PSA Entity is a party or by which it is otherwise bound and each such Material Contract is in good standing, constitutes a valid and binding agreement of Back Forty and any of the PSA Entities party thereto and, to Aquila’s knowledge, each of the other parties thereto, is in full force and effect and is enforceable against each of Back Forty and any of the PSA Entities party thereto and, to Aquila’s knowledge, each of the other parties thereto, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction, and no event has occurred which, with notice or lapse of time or both, would constitute such a default by Back Forty, any of the PSA Entities or, to Aquila’s knowledge, any other person. Aquila has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any such Material Contract and none of Back Forty or any of the PSA Entities has received notice of any intention to terminate any such Material Contract or repudiate or disclaim any transaction contemplated thereby. Other than the Transaction Documents and the transactions contemplated hereunder and thereunder, none of Back Forty or any of the PSA Entities has any agreements of any nature whatsoever to acquire, merge or enter into any business combination or joint venture agreement with any other entity, or to acquire any other business operations or to enter into any off-take arrangement.

(p)

Debt Instruments. Except as disclosed on Schedule E-(p) in respect of the Transaction Documents and as disclosed in the Public Disclosure Documents or otherwise disclosed in writing by Aquila to the Purchaser, none of Back Forty or any of the PSA Entities is party to or bound by or subject to: (i) any bond, debenture, promissory note, credit facility or other Contract evidencing Indebtedness or potential Indebtedness; or (ii) any Contract, whether written or oral, to create, assume or issue any of the foregoing.

(q)

No Liabilities. Except in respect of the Transaction Documents and as disclosed in the Public Disclosure Documents or otherwise disclosed in writing by Aquila to the Purchaser, none of Back Forty nor any of the PSA Entities has any material liabilities, direct or indirect, contingent or otherwise. Without limiting the generality of the foregoing, none of Back Forty or any of the PSA Entities has any material obligation except in respect of the Transaction Documents, as disclosed in the Public Disclosure Documents or those arising in the ordinary course of business.

(r)

Litigation. There are no Orders which remain unsatisfied against Back Forty or any of the PSA Entities or consent decrees or injunctions to which Back Forty or any of the PSA Entities is subject. Except as disclosed in Schedule E-(r), there are no investigations, actions, suits or proceedings at Law or in equity or by or before any Governmental Authority now pending or affecting or, to the knowledge of Aquila, threatened against Back Forty or any of the PSA Entities (or their respective properties or assets) or otherwise impacting the ability of Back Forty and the PSA Entities to access, mine, process and exploit the tailings on the Back Forty Property and, to the knowledge of Aquila, there is no ground on which any such action, suit or proceeding would reasonably be expected to be commenced.

(s)

Financial Matters. The Financial Statements have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout and complied, as of their date of filing, with the applicable published rules and regulations of the TSX and Securities Laws, and, the Financial Statements, together with the applicable certifications filed by Aquila in connection with the Financial Statements in accordance with NI 52-109, present fairly, in all material respects, the financial condition of Aquila and its subsidiaries, on a consolidated basis, for the period then ended. Aquila does not intend to correct or restate, nor, to the knowledge of Aquila, is there any basis for any correction or restatement of, any aspect of the Financial Statements.

(t)

Off-Balance Sheet Financing. There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Back Forty or any of the PSA Entities with unconsolidated entities or other persons.

(u)

Independence of Auditors. PricewaterhouseCoopers LLP (or any successor to PricewaterhouseCoopers LLP appointed in accordance with Securities Laws) is the auditor of Aquila and is “independent” as required under Securities Laws. Since November 8, 2017, there has not been a “reportable event” (within the meaning of NI 51-102) with the present or any former auditor of Aquila.

(v)

Related Party Transactions. Since January 1, 2020, none of Back Forty or any PSA Entity has: (i) made any payment or loan to, or borrowed any moneys from or otherwise been indebted to, any Related Party of Aquila; (ii) been a party to any Contract with any Related Party of Aquila, other than (A) as disclosed in the Financial Statements; (B) the operating agreement between Aquila Michigan Inc. and Aquila Resources USA, Inc. and (C) employment, independent contractor or indemnification agreements entered into with employees, officers or directors of Back Forty or the PSA Entities in respect of services provided to Back Forty or the PSA Entities in their respective capacities as officers and directors; and (iii) to the knowledge of Aquila, no officer or director of Back Forty or the PSA Entities and no entity which is an Affiliate or Associate of one or more of such individuals:

(i)

owns, directly or indirectly, any interest in (except for shares representing less than 10% of the outstanding shares of any class or series of any publicly traded company), or is an officer, director or employee of or consultant to, any person which is, or is engaged in business as, a competitor of the Business, Back Forty or any PSA Entity or a lessor, lessee, supplier, distributor, agent or customer of the Business, Back Forty or any PSA Entity;

(ii)	owns, directly or indirectly, in whole or in part, any property that Back Forty or any PSA Entity uses or intends to use in the operation of the Business; or

(iii)

has any cause of action or other Claim whatsoever against, or owes any amount to, Back Forty or any PSA Entity, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business for accrued expense reimbursement, accrued vacation pay and accrued benefits.

(w)	Solvency. None of Back Forty or any of the PSA Entities is insolvent within the meaning of Applicable Laws.

(x)

Absence of Change. Except as disclosed in the Public Disclosure Documents or otherwise disclosed in writing by Aquila to the Purchaser, there has been no event, change or effect that individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

(y)	Taxes.

(i)

All material Taxes due and payable by Back Forty and the PSA Entities (whether or not shown due on any Tax Returns and whether or not assessed (or reassessed) by the appropriate Governmental Authority) have been timely paid. All assessments and reassessments received by Aquila and Back Forty in respect of Taxes have been paid.

(ii)

All Tax Returns required by Applicable Law to be filed by or with respect to Back Forty or any of the PSA Entities have been properly prepared and timely filed and all such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects, and no material fact or facts have been omitted therefrom which would make any such Tax Returns misleading.

(iii)

Adequate provision has been made by Aquila in the Financial Statements for all Taxes for any period for which Tax Returns are not yet required to be filed, or for which Taxes are not yet due or payable, up to the date of the Financial Statements.

(iv)

Since the date of the Financial Statements, none of Back Forty or any of the PSA Entities has incurred any liability, whether actual or contingent, for Taxes or engaged in any transaction or event that would result in any liability, whether actual or contingent, for Taxes, other than in the ordinary course of business.

(v)

No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Aquila, threatened with respect to any Taxes due from or with respect to Back Forty or any of the PSA Entities, and no Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against Back Forty or any of the PSA Entities. There are no matters under discussion, audit or appeal or in dispute with any Governmental Authority relating to Taxes.

(vi)

No Governmental Authority of a jurisdiction in which Back Forty or any of the PSA Entities do not file Tax Returns has made any written claim that Aquila or Back Forty is (or any of the PSA Entities are) or may be subject to taxation by such jurisdiction. To the knowledge of Aquila, there is no basis for a claim that Back Forty is (or any of the PSA Entities are) subject to Tax in a jurisdiction in which it, Back Forty or any of the PSA Entities do not file Tax Returns.

(vii)

There are no reassessments of Taxes for Back Forty or any of the PSA Entities that have been issued and are under dispute, and none of Back Forty nor any of the PSA Entities has received any communication from any Governmental Authority that an assessment or reassessment is proposed in respect of any Taxes.

(viii)

There are no outstanding agreements, waivers, objections or arrangements extending the statutory period of limitations applicable to any claim for Taxes due from or with respect to Back Forty or any of the PSA Entities for any taxable period, nor has any such agreement, waiver, objection or arrangement been requested. None of Back Forty or any of the PSA Entities are bound by any tax sharing, allocation or indemnification or similar agreement.

(ix)

Back Forty and each of the PSA Entities has withheld or collected any Taxes that are required by Applicable Law to be withheld or collected and has paid or remitted, on a timely basis, the full amount of any Taxes that have been withheld or collected, and are due, to the applicable Governmental Authority.

(z)

Foreign Corrupt Practices. None of Back Forty or any of the PSA Entities, nor, to the knowledge of Aquila, any director, officer, agent, employee or other person acting on behalf of Back Forty or any of the PSA Entities has, in the course of his, her or its actions: (i) used, or authorized the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made, or authorized the making of, any direct or indirect unlawful payments to any Canadian or foreign government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 or any similar act under any Laws that Back Forty or the PSA Entities is subject to; or (iv) made, or authorized the making of, any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(aa)

Labour and Employee Matters. None of Back Forty or any of the PSA Entities is a party to any collective bargaining agreement or subject to any application for certification or threatened or apparent union-organizing campaign and there are no current, pending or threatened strikes, lockouts or other labour disputes or disruptions involving Back Forty or any of the PSA Entities. Each of Back Forty and the PSA Entities is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and have not and are not engaged in any unfair labour practice.

(bb)	Environmental.

(i)	Back Forty, the PSA Entities, the Business, the Mineral Rights and the Back Forty Property and all operations thereon have been and are in compliance with Environmental Laws in all material respects.

(ii)

The Permits set out in Schedule E-(i) include all material Permits required under Environmental Laws to carry on the Business including to explore, develop, exploit, operate, close, reclaim and rehabilitate the Mineral Rights or the Back Forty Property in the manner contemplated by the Back Forty PEA Technical Report.

(iii)

Back Forty and the PSA Entities have not used or permitted to be used, except in compliance with all Environmental Laws, any of the Back Forty Property to release, dispose, recycle, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance.

(iv)

To the knowledge of Aquila, there is no presence of any Hazardous Substance on, in or under any of the Mineral Rights or the Back Forty Property or any formerly owned, leased, managed or otherwise controlled real property interests or rights. No Hazardous Substances are expected to be generated from the Back Forty Property (including as a result of the conduct of operations of the Back Forty Project) other than those described in the Back Forty PEA Technical Report.

(v)

None of Back Forty, the PSA Entities, the Business, the Mineral Rights, the Back Forty Property nor any of Back Forty’s or the PSA Entities’ other property or assets is subject to any current, or, to the knowledge of Aquila, any pending or threatened:

(A)

Claim, notice, complaint, allegation, investigation, application, Order, requirement or directive that relates to environmental, natural resources, Hazardous Substances, human health or safety matters, and which could reasonably be expected to require or result in any work, repairs, rehabilitation, reclamation, remediation, construction, obligations, liabilities or expenditures (and, to the knowledge of Aquila, there is no basis for such a Claim, notice, complaint, allegation, investigation, application, Order, requirement or directive); or

(B)

allegation, demand, direction, Order, notice or prosecution with respect to any Environmental Law applicable thereto including any Laws respecting the use, storage, treatment, transportation, rehabilitation, reclamation, remediation or disposition of any Hazardous Substance (including without limitation tailings, waste rock, sediment from erosion, wastewater and surface water run-off) from the Business, the Mineral Rights, the Back Forty Property or any of Back Forty’s or the PSA Entities’ other property or assets and none of Back Forty or the PSA Entities have settled any allegation of non-compliance with Environmental Laws prior to prosecution.

(vi)

Aquila has made available in the Data Room or otherwise provided to the Purchaser a true and complete copy of each environmental audit, assessment, study or test of which it is aware as of the date of this Agreement and since the date of the Original GPA relating to the Business, the Mineral Rights, the Back Forty Property or any of Back Forty’s or the PSA Entities’ other property or assets, including any environmental and social impact assessment study reports.

(vii)

There are no pending or, to the knowledge of Aquila, proposed changes to Environmental Laws, or any Permits required by Environmental Laws to carry on the Business, that would render illegal or materially restrict the operations of Back Forty, the PSA Entities or the Business, or that could otherwise reasonably be expected to result in a Material Adverse Effect.

(cc)

Aboriginal Matters. Except as disclosed in Schedule E(cc), there are no aboriginal persons or groups, or persons acting on behalf of any aboriginal person or group, from which Back Forty or any of the PSA Entities has received any notice of, or to the knowledge of Aquila, has made any Claim or assertion, written or oral, whether proven or unproven, in respect of aboriginal rights, aboriginal title, treaty rights or any other aboriginal interest in or in relation to all or any portion of the Business, the Mineral Rights or the Back Forty Property. Aquila has made available in the Data Room or otherwise provided to the Purchaser a memorandum summarizing all material correspondence, notices and other documents of which Aquila is aware as of the date of this Agreement, from or involving any aboriginal person or group or any person acting on behalf of any aboriginal person or group relating to the Business, the Mineral Rights or the Back Forty Property including any such correspondence, notices or other documents regarding the development of any impact benefit agreements or other similar arrangements that have been proposed to any aboriginal person or group potentially affected by the Business. Aquila’s aboriginal consultation to the date of this Agreement regarding the proposed exploration, development, construction, operation, closure and rehabilitation of the Back Forty Project has been appropriate and consistent in scope with similar projects of that nature in the State of Michigan, United States.

(dd)

Insurance. The property and assets of Back Forty and the PSA Entities and their respective businesses and operations are insured in amounts and against loss or damage, including property damage and public liability, with financially sound and reputable insurance companies on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses in the relevant jurisdictions, and such coverage is in full force and effect, and none of Back Forty or any of the PSA Entities has breached the terms of any policies in respect thereof nor failed to promptly give any notice or present any material claim thereunder. There are no material claims by Back Forty or any of the PSA Entities under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause. To the knowledge of Aquila, each of Back Forty and the PSA Entities will be able: (i) to renew existing insurance coverage as and when such policies expire; or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct the Business and at a comparable cost.

(ee)

Intellectual Property. Back Forty and the PSA Entities own or possess the right to use all material Intellectual Property and Aquila is not aware of any Claim to the contrary or any challenge by any other person to the rights of Back Forty or the PSA Entities with respect to the foregoing. To Aquila’s knowledge, the Business as now conducted does not, and as currently proposed to be conducted, will not, infringe or conflict with, in any material respect, patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses or other intellectual property or franchise right of any person. No Claim has been made against Aquila alleging the infringement by Back Forty or the PSA Entities of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any person.

(ff)

No Misrepresentation. All information which has been prepared by or on behalf of Aquila relating to Back Forty, the PSA Entities, the Business and their respective properties and assets (including the Mineral Rights) and publicly disclosed or made available in the Data Room including all financial, marketing, sales and operational information provided to the Purchaser and all Public Disclosure Documents is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading as of the date of such information or documents. All forecasts and budgets which have been prepared by or on behalf of Aquila relating to Back Forty, the PSA Entities, the Business and their respective properties and assets (including Mineral Rights) and available in the Data Room have been prepared in good faith and disclose all material assumptions.

SCHEDULE E-(g)

Consents, Approvals, Notices

Notice was provided with respect to the transactions contemplated in this Agreement and the Transaction Documents to Orion Fund JV Limited (“Orion”) in respect of participation rights held by Orion pursuant to the Orion Subscription Agreement.

SCHEDULE E-(i)

The following is a list of permits required under the NREPA that the Company and its Subsidiaries do not currently possess:

●	Part 632 - Nonferrous Metallic Mineral Mining Permit (Mine Permit)
●	Part 31 / Part 41 - National Pollutant Discharge Elimination System (NPDES) Permit
●	Part 55 - Air Quality Division – Permit to Install (Air Permit)
●	Part 301/303 - Permit for work in regulated wetlands and streams (Wetlands Permit)
●	Part 315 - Permit for Dam Safety (Dam Safety Permit)
●	Part 22 – Groundwater Discharge Permit

It is uncertain whether a Dam Safety Permit or a Groundwater Discharge Permit will be required. The decision will be based on the final design in the Feasibility Study and EGLE’s determination of conditions of said design.

In addition to the permits listed above, Lake Township has a mineral extraction ordinance and a zoning special use ordinance in place that purports to impose a local permit requirement for the Back Forty Project. However, the Company believes that Part 632 pre-empts these ordinances and prohibits the Township from imposing any requirements in addition to or which conflict with Part 632, except for regulating local truck traffic/road use and hours of operation, so long as any such regulation is consistent with customary mining operations.

SCHEDULE E-(o)

Material Contracts

1.	The Silver Purchase Agreement
2.	The HudBay Agreement
3.	The Subscription Agreement
4.	The Orion Subscription Agreement
5.	The Arrangement Agreement
6.	Financial Advisor engagement letter between the Company and Scotiabank signed January 22, 2019
7.	PO 2108100 between the Company and WSP Canada Ltd.
8.	Enterprise Optimization Study for the Aquila Resources Back Forty Project, Michigan between the Company and Whittle Consulting dated August 31, 2021– Stage 2 executed
9.	Technical Services Agreement between the Company and Osisko Development Corp dated March 24, 2021

SCHEDULE E-(p)

Current Debt Instruments

Debt	Aquila Party	Lender
Irrevocable standby letter of credit IS0014958U, as most recently amended 28 September 2020 in the amount of USD$40,000	Aquila Michigan Inc.	Wells Fargo
Irrevocable standby letter of credit IS0011135, as most recently amended 9 February 2021 in the amount of USD$10,000	Back Forty Joint Venture LLC	Wells Fargo
Unsecured corporate credit card facility with a credit limit of USD$10,000	Aquila Michigan Inc.	Wells Fargo
Secured corporate credit card facility with a credit limit of CAD$30,000	Aquila Resources Inc.	RBC

SCHEDULE E-(r)

[REDACTED - COMMERCIALLY SENSITIVE]

SCHEDULE E-(cc)

[REDACTED - COMMERCIALLY SENSITIVE]

SCHEDULE F

PURCHASER REPRESENTATIONS AND WARRANTIES

(a)	Organization. The Purchaser has been duly formed and is validly existing under the Laws of its formation.

(b)

Authorization. The Purchaser has the requisite power and authority to enter into each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, as applicable. Each of the Transaction Documents to which the Purchaser is a party has been duly authorized, executed and delivered by the Purchaser and each Transaction Document to which the Purchaser is a party is or will be a valid and binding agreement of the Purchaser enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(c)

No Violation. The execution and delivery by the Purchaser of each Transaction Document to which it is a party, and the performance by it of its obligations hereunder and thereunder, as applicable, does not and will not result in the breach or violation of any of the provisions of, or constitute a default under or conflict with any provision of the constitutional documents or any resolution of the shareholders or directors (or any committee thereof) of the Purchaser or any applicable Laws.

(d)

Money Laundering. The funds representing the Deposit which will be advanced by the Purchaser to Back Forty hereunder will not represent proceeds of crime for the purposes of PCMLA and the Purchaser acknowledges that Back Forty may in the future be required by law to disclose the Purchaser’s name and other information relating to Transaction Documents, on a confidential basis, pursuant to the PCMLA. To the Purchaser’s knowledge, none of the funds representing the Deposit to be provided by the Purchaser: (i) have been or will be derived from or related to any activity that is deemed criminal under the Laws of Canada, the United States or any other jurisdiction; or (ii) are being tendered on behalf of a person or entity who has not been identified to the Purchaser; and the Purchaser shall promptly notify Back Forty if it discovers that any of such representations ceases to be true, and will provide Seller with appropriate information in connection therewith.

F-1

SCHEDULE G

SECURITY DOCUMENTS

Personal Property

1.	Guarantees executed by:

(a)	Aquila in favour of the Purchaser;

(b)	Aquila Resources Corp. in favour of the Purchaser;

(c)	Aquila Resources USA Inc. in favour of the Purchaser;

(d)	Aquila Michigan Inc. in favour of the Purchaser; and

(e)	Back Forty in favour of the Purchaser.

2.	General Security Agreements executed by:

(a)	Aquila in favour of the Purchaser;

(b)	Aquila Resources Corp. in favour of the Purchaser;

(c)	Aquila Resources USA Inc. in favour of the Purchaser;

(d)	Aquila Michigan Inc. in favour of the Purchaser; and

(e)	Back Forty in favour of the Purchaser.

3.	Share Pledge Agreement in respect of shares in Aquila Michigan Inc. executed by Aquila in favour of the Purchaser.

4.	From and after the Effective Time:

(a)	Limited Recourse Guarantee executed by GORO Acquisitionco in favour of the Purchaser; and

(b)	Share Pledge Agreement in respect of shares in Aquila executed by GORO Acquisitionco in favour of the Purchaser.

5.	Verification Statements of Financing Statements filed pursuant to the Personal Property Security Act (Ontario) for:

(a)	Aquila;

(b)	Aquila Resources Corp.; and

(c)	GORO Acquisitionco.

6.	Original share certificates certifying that:

(a)	Aquila Resources Corp. is the owner of 100 fully paid and non-assessable shares of the capital stock of Aquila Resources USA Inc. dated March 30, 2015;

(b)	Aquila is the registered holder of 16,355,482 fully paid and non-assessable common shares of Aquila Resources Corp. dated March 30, 2015;

(c)	Aquila is the owner of 518 fully paid and non-assessable shares of the capital stock of Aquila Michigan Inc. dated January 2014;

(d)	Aquila Resources Corp. is the registered holder of 100 fully paid and Common shares of Aquila Gold Inc. dated March 30, 2015;

(e)	Aquila Resources Corp. is the registered holder of 100 fully paid and non- assessable Common shares of Aquila Alliance Inc. dated March 30, 2015;

(f)	Aquila Resources Corp. is the owner of 100 fully paid and non-assessable shares of the capital stock of Aquila Nickel Inc. dated June 15, 2016; and

(g)

GORO Acquisitionco is the owner of 343,725,066 fully paid and non-assessable shares in the capital stock of Aquila (or such other number of shares as may be issued and outstanding as of the Effective Date) dated as of the Effective Date (to be delivered in accordance with Section 9.2(i)).

7.	Power of Attorney to Transfer Shares executed by:

(a)	Aquila to transfer 16,355,482 common shares of Aquila Resources Corp.;

(b)	Aquila Resources Corp. to transfer 100 shares of capital stock of Aquila Resources USA Inc.;

(c)	Aquila to transfer 518 shares of capital stock of Aquila Michigan Inc.;

(d)	Aquila Resources Corp. to transfer 100 common shares of Aquila Gold Inc.;

(e)	Aquila Resources Corp. to transfer 100 common shares of Aquila Alliance Inc.;

(f)	Aquila Resources Corp. to transfer 100 common shares of Aquila Nickel Inc.; and

(g)

GORO Acquisitionco to transfer 343,725,066 common shares of Aquila (or such other number of common shares as may be issued and outstanding as of the Effective Date) (to be delivered in accordance with Section 9.2(i)).

8.	Assignments of Membership Interest executed by:

(a)	Aquila Resources USA Inc. to transfer and assign a membership interest equal to 49% of Back Forty; and

(b)	Aquila Michigan Inc. to transfer and assign a membership interest equal to 51% of Back Forty.

9.

Amended and Restated Intercompany Subordination Agreement executed by Back Forty, Aquila, Aquila Resources Corp., REBgold Corporation, Aquila Michigan Inc., Aquila Resources USA Inc., the Purchaser and the Silver Purchaser.

10.	Intercreditor Agreement.

Real Property Interests

11.	Mortgage executed by Back Forty in favour of the Purchaser.

12.	Collateral Assignments executed by Back Forty or Aquila Resources USA Inc., as applicable, for the following:

(a)	Metallic Mineral leases between Back Forty and the Department of Natural Resources, State of Michigan;

(b)

Land Agent Services and Trust Agreement between Back Forty and Dale Andersen dated April 20, 2010, as amended by an Assignment, Assumption and Amendment of Land Agent Services and Trust Agreement dated February 5, 2013;

(c)	Mineral Lease Agreement between Back Forty and Kathryn Sebranke, heir of Harvey Washburn, dated November 9, 2001, as partially released by a Partial Release dated December 30, 2003;

(d)	Mineral Lease Agreement between Back Forty and Richard Henes, heir of Harvey Washburn, dated October 31, 2002, as partially released by a Partial Release dated December 30, 2003; and

(e)

Lease between Aquila Resources USA Inc. and Carney-Nadeau Commercial, LLC dated June 30, 2008, as amended by an Assignment of Lease dated October 2013 whereby Aquila Resources USA Inc. assigned its interest as lessee under the Lease to Back Forty.

SCHEDULE H

ADDITIONAL PERMITTED ENCUMBRANCES

None.

H-1

SCHEDULE I

FORM OF GUARANTEE

As attached.

I-1

SCHEDULE 3.2

CONSENTS TO ASSIGNMENT

[REDACTED - COMMERCIALLY SENSITIVE]

3.2-1